Form 10-K, Exhibit 13
period 2000-12-31
WORLD MONITOR TRUST II SERIES E
filed 2001-03-20
CIK 1090701

                                                         2000
--------------------------------------------------------------------------------
World Monitor Trust II--                                 Annual
Series E                                                 Report

                        WORLD MONITOR TRUST II--SERIES E

                                                                      March 2001

Letter to Limited Owners

PricewaterhouseCoopers (LOGO)

                                         PricewaterhouseCoopers LLP
                                         1177 Avenue of the Americas
                                         New York, NY 10036
                                         Telephone (212) 596 8000
                                         Facsimile (212) 596 8910

                       Report of Independent Accountants

To the Managing Owner and Limited Owners of World Monitor Trust II--Series E

In our opinion, the accompanying statements of financial condition and the related statements of operations and changes in trust capital present fairly, in all material respects, the financial position of World Monitor Trust II--Series E at December 31, 2000 and 1999, and the results of its operations for the period from April 6, 2000 (commencement of operations) to December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
January 26, 2001

                        WORLD MONITOR TRUST II--SERIES E
                          (a Delaware Business Trust)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                                  December 31,
                                                                            ------------------------
                                                                                2000          1999
----------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                         $ 5,485,764    $  1,000
Net unrealized gain on open futures contracts                                    958,857          --
                                                                            ------------    --------
Total assets                                                                 $ 6,444,621    $  1,000
                                                                            ------------    --------
                                                                            ------------    --------
LIABILITIES AND TRUST CAPITAL
Liabilities
Incentive fees payable                                                       $   238,625    $     --
Accrued expenses payable                                                          47,623          --
Commissions and other transaction fees payable                                    36,522          --
Management fees payable                                                           11,953          --
Net unrealized loss on open forward contracts                                      3,584          --
                                                                            ------------    --------
Total liabilities                                                                338,307          --
                                                                            ------------    --------
Commitments
Trust capital
Limited interests (49,983.432 and -0- interests outstanding)                   6,016,047          --
General interests (750 and 10 interests outstanding)                              90,267       1,000
                                                                            ------------    --------
Total trust capital                                                            6,106,314       1,000
                                                                            ------------    --------
Total liabilities and trust capital                                          $ 6,444,621    $  1,000
                                                                            ------------    --------
                                                                            ------------    --------
Net asset value per limited and general interest ('Interests')               $    120.36    $ 100.00
                                                                            ------------    --------
                                                                            ------------    --------

--------------------------------------------------------------------------------
        The accompanying notes are an integral part of these statements.

                        WORLD MONITOR TRUST II--SERIES E
                          (a Delaware Business Trust)
                            STATEMENT OF OPERATIONS

                                                                                  For the period
                                                                                       from
                                                                                  April 6, 2000
                                                                                 (commencement of
                                                                                  operations) to
                                                                                   December 31,
                                                                                       2000
-------------------------------------------------------------------------------------------------
REVENUES
Net realized gain on commodity transactions                                         $     474,366
Net unrealized gain/loss on open commodity positions                                      955,273
Interest income                                                                           230,425
                                                                                 ----------------
                                                                                        1,660,064
                                                                                 ----------------
EXPENSES
Commissions and other transaction fees                                                    250,449
Management fees                                                                            76,878
Incentive fees                                                                            238,625
General and administrative                                                                 58,344
                                                                                 ----------------
                                                                                          624,296
                                                                                 ----------------
Net income                                                                          $   1,035,768
                                                                                 ----------------
                                                                                 ----------------
ALLOCATION OF NET INCOME
Limited interests                                                                   $   1,020,501
                                                                                 ----------------
                                                                                 ----------------
General interests                                                                   $      15,267
                                                                                 ----------------
                                                                                 ----------------
NET INCOME PER WEIGHTED AVERAGE LIMITED AND GENERAL INTEREST
Net income per weighted average limited and general interest                        $       19.41
                                                                                 ----------------
                                                                                 ----------------
Weighted average number of limited and general interests outstanding                       53,350
                                                                                 ----------------
                                                                                 ----------------
-------------------------------------------------------------------------------------------------

                     STATEMENT OF CHANGES IN TRUST CAPITAL

                                                               LIMITED        GENERAL
                                               INTERESTS      INTERESTS      INTERESTS       TOTAL
-----------------------------------------------------------------------------------------------------
Trust capital--December 31, 1999                   10.000     $   --          $ 1,000      $    1,000
Contributions                                  59,172.609      5,797,957       74,000       5,871,957
Net income                                                     1,020,501       15,267       1,035,768
Redemptions                                    (8,449.177)      (802,411)       --           (802,411)
                                               ----------     ----------     ---------     ----------
Trust capital--December 31, 2000               50,733.432     $6,016,047      $90,267      $6,106,314
                                               ----------     ----------     ---------     ----------
                                               ----------     ----------     ---------     ----------
-----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements.

                        WORLD MONITOR TRUST II--SERIES E
                          (a Delaware Business Trust)
                         NOTES TO FINANCIAL STATEMENTS

A. General

The Trust, Trustee, Managing Owner and Affiliates

   World Monitor Trust II (the 'Trust') is a business trust organized under the laws of Delaware on April 22, 1999. The Trust consists of three separate and distinct series ('Series'): Series D, E and F. Series D, E and F commenced trading operations on March 13, 2000, April 6, 2000 and March 1, 2000, respectively, and each Series will continue to exist until terminated pursuant to the provisions of Article XIII of the First Amended and Restated Declaration of Trust and Trust Agreement (the 'Trust Agreement'). The assets of each Series are segregated from those of the other Series, separately valued and independently managed. Each Series was formed to engage in the speculative trading of a diversified portfolio of futures, forward and options contracts, and may, from time to time, engage in cash and spot transactions. The trustee of the Trust is Wilmington Trust Company. The managing owner is Prudential Securities Futures Management Inc. (the 'Managing Owner'), a wholly owned subsidiary of Prudential Securities Incorporated ('PSI') which, in turn, is a wholly owned subsidiary of Prudential Securities Group Inc. PSI is the selling agent for the Trust as well as its commodity broker ('Commodity Broker').

The Offering

   Up to $50,000,000 of limited interests in each Series ('Limited Interests') are being offered (totalling $150,000,000) ('Subscription Maximum'). Interests are being offered to investors who meet certain established suitability standards, with a minimum initial subscription of $5,000 ($2,000 for an individual retirement account), although the minimum purchase for any single Series is $1,000. General interests are also being sold exclusively to the Managing Owner. Limited Interests and general interests are sometimes collectively referred to as 'Interests.'

   Initially, the Limited Interests for each Series were offered for a period of up to 180 days after the date of the Prospectus ('Initial Offering Period'). The price per Interest during the Initial Offering Period was $100. Each Series could commence operations at any time if the minimum amount of Limited Interests was sold before the Initial Offering Period expired ('Subscription Minimum'). The Subscription Minimum of $5,000,000 for each Series was reached and, as a result, Series D, E and F commenced trading operations. Series E completed its initial offering April 6, 2000 with gross proceeds of $5,157,459, which was fully allocated to commodities trading. Until the Subscription Maximum for each Series is reached, each Series' Limited Interests will continue to be offered on a weekly basis at the then current net asset value per Interest ('Continuous Offering Period').

   The Managing Owner is required to maintain at least a 1% interest in the capital, profits and losses of each Series so long as it is acting as the Managing Owner, and it will make such contributions (and in return will receive general interests) as are necessary to meet this requirement.

The Trading Advisor

   Each Series has its own independent commodity trading advisor that makes that Series' trading decisions. The Managing Owner, on behalf of Series E, entered into an advisory agreement with Graham Capital Management, L.P. (the 'Trading Advisor') to make the trading decisions for Series E. The advisory agreement may be terminated for various reasons, including at the discretion of the Managing Owner. The Managing Owner has allocated 100% of the proceeds from the initial and continuous offering of Series E to the Trading Advisor and it is currently contemplated that the Trading Advisor will continue to be allocated 100% of additional capital raised for Series E during the Continuous Offering Period.

Exchanges, Redemptions and Termination

   Interests owned in one Series may be exchanged, without any charge, for Interests of one or more other Series on a weekly basis for as long as Limited Interests in those Series are being offered to the public. Exchanges are made at the applicable Series' then current net asset value per Interest as of the close of business on the Friday immediately preceding the week in which the exchange request is effected. The exchange of Interests is treated as a redemption of Interests in one Series (with the related tax consequences) and the simultaneous purchase of Interests in the Series exchanged into.

   Redemptions are permitted on a weekly basis. Limited Interests redeemed on or before the end of the first and second successive six-month periods after their effective dates of purchase are subject to a redemption fee of 4% and 3%, respectively, of the net asset value at which they are redeemed. Redemption fees are paid to the Managing Owner.

   In the event that the estimated net asset value per Interest of a Series at the end of any business day, after adjustments for distributions, declines by 50% or more since the commencement of trading activities or the first day of a fiscal year, the Series will automatically terminate.

B. Summary of Significant Accounting Policies

Basis of accounting

   The financial statements of Series E are prepared in accordance with accounting principles generally accepted in the United States of America. Such principles require the Managing Owner to make estimates and assumptions that affect the reported amounts of liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

   Commodity futures and forward transactions are reflected in the accompanying statements of financial condition on trade date. The difference between the original contract amount and market value is reflected as net unrealized gain or loss. The market value of each contract is based upon the closing quotation on the exchange, clearing firm or bank on, or through, which the contract is traded.

   The weighted average number of Limited Interests and general interests outstanding was computed for purposes of disclosing net income per weighted average Limited Interest and general interest. The weighted average Limited Interests and general interests are equal to the number of Interests outstanding at period end, adjusted proportionately for Interests subscribed and redeemed based on their respective time outstanding during such period.

   Series E has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Accounting Standards No. 102, 'Statement of Cash Flows--Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.'

Income taxes

   Series E is treated as a partnership for Federal income tax purposes. As such, Series E is not required to provide for, or pay, any Federal or state income taxes. Income tax attributes that arise from its operations are passed directly to the individual Interest holders including the Managing Owner. Series E may be subject to other state and local taxes in jurisdictions in which it operates.

Profit and loss allocations and distributions

   Series E allocates profits and losses for both financial and tax reporting purposes to its Interest holders weekly on a pro rata basis based on each owner's Interests outstanding during the week. Distributions (other than redemptions of Interests) may be made at the sole discretion of the Managing Owner on a pro rata basis in accordance with the respective capital balances of the Interest holders; however, the Managing Owner does not presently intend to make any distributions.

New Accounting Guidance

   In June 2000, the Financial Accounting Standards Board ('FASB') issued Statement No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of FASB Statement No. 133 ('SFAS 138'), which became effective for Series E on July 1, 2000. SFAS 138 amends the accounting and reporting standards of FASB Statement No. 133 for certain derivative instruments and certain hedging activities. SFAS 138 has not had a material effect on the carrying value of assets and liabilities within the financial statements.

C. Fees

Organizational and offering costs

   PSI or its affiliates paid the costs of organizing Series E, and continue to pay the costs of offering its Limited Interests.

General and administrative costs

   Routine legal, audit, postage, and other routine third party administrative costs are paid by Series E. Additionally, Series E pays the administrative costs incurred by the Managing Owner or its affiliates for services they perform for Series E which include, but are not limited to, those costs discussed in Note D below. However, all of these general and administrative costs incurred by Series E are limited to 1.5% annually of Series E's net asset value.

Management and incentive fees

   Series E pays its Trading Advisor a management fee at an annual rate of 2% of its net asset value allocated to its management. The management fee is determined weekly and the sum of such weekly amounts is paid monthly. Series E also pays its Trading Advisor a quarterly incentive fee equal to 22% of such Trading Advisor's 'New High Net Trading Profits' (as defined in the advisory agreement). The incentive fee also accrues weekly.

Commissions

   The Managing Owner and the Trust entered into a brokerage agreement with PSI to act as Commodity Broker for each Series whereby Series E pays a fixed fee for brokerage services rendered at an annual rate of 6% of Series E's net asset value. The fee is determined weekly and the sum of such weekly amounts is paid monthly. Series E is also obligated to pay all floor brokerage expenses, give-up charges and NFA, clearing and exchange fees incurred in connection with Series E's commodity trading activities.

D. Related Parties

   Series E reimburses the Managing Owner or its affiliates for services they perform for Series E which include but are not limited to: brokerage services; accounting and financial management; registrar, transfer and assignment functions; investor communications; printing and other administrative services. However, the amount of general and administrative expenses incurred by Series E is limited to 1.5% of its net asset value during the year. Because general and administrative expenses exceeded this limit, Series E did not incur any costs for services provided by the Managing Owner and its affiliates, other than brokerage services, during the period from April 6, 2000 (commencement of operations) to December 31, 2000 as these costs have been borne by the Managing Owner and its affiliates. Additionally, PSI or its affiliates paid the costs of organizing Series E and continue to pay the cost of offering its Limited Interests.

   The cost incurred by Series E for brokerage services performed by the Managing Owner and its affiliates for the period from April 6, 2000 (commencement of operations) to December 31, 2000 was $229,887.

   All of the proceeds of the offering of Series E are received in the name of Series E and are deposited in trading or cash accounts at PSI. Series E's assets are maintained with PSI or, for margin purposes, with the various exchanges on which Series E is permitted to trade. Series E receives interest income on 100% of its average daily equity maintained in cash in its accounts with PSI during each month at the 13-week Treasury bill discount rate. This rate is determined weekly by PSI, and represents the rate awarded to all bidders during each week's auction of 13-week Treasury bills.

   Series E, acting through its trading advisor, may execute over-the-counter, spot, forward and/or option foreign exchange transactions with PSI. PSI then engages in back-to-back trading with an affiliate, Prudential-Bache Global Markets Inc. ('PBGM'). PBGM attempts to earn a profit on such transactions. PBGM keeps its prices on foreign currency competitive with other interbank currency trading desks. All over-the-counter currency transactions are conducted between PSI and Series E pursuant to a line of credit. PSI may require that collateral be posted against the marked-to-market positions of Series E.

   As of December 31, 2000, a non-U.S. affiliate of the Managing Owner owns
54.284 Limited Interests of Series E.

E. Income Taxes

   There have been no differences between the tax basis and book basis of Interest holders' capital since inception of the Trust.

F. Derivative Instruments and Associated Risks

   Series E is exposed to various types of risks associated with the derivative instruments and related markets in which it invests. These risks include, but are not limited to, risk of loss from fluctuations in the value of derivative instruments held (market risk) and the inability of counterparties to perform under the terms of Series E's investment activities (credit risk).

Market risk

   Trading in futures and forward (including foreign exchange transactions) contracts involves entering into contractual commitments to purchase or sell a particular commodity at a specified date and price. The gross or face amount of the contracts, which is typically many times that of Series E's net assets being traded, significantly exceeds Series E's future cash requirements since Series E intends to close out its open positions prior to settlement. As a result, Series E is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, Series E considers the 'fair value' of its derivative instruments to be the net unrealized gain or loss on the contracts. The market risk associated with Series E's commitments to purchase commodities is limited to the gross or face amount of the contracts held. However, when Series E enters into a contractual commitment to sell commodities, it must make delivery of the underlying commodity at the contract price and then repurchase the contract at prevailing market prices. Since the repurchase price to which a commodity can rise is unlimited, entering into commitments to sell commodities exposes Series E to unlimited risk.

   Market risk is influenced by a wide variety of factors including government programs and policies, political and economic events, the level and volatility of interest rates, foreign currency exchange rates, the diversification effects among the derivative instruments Series E holds and the liquidity and inherent volatility of the markets in which Series E trades.

Credit risk

   When entering into futures or forward contracts, Series E is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded in the United States and on most foreign futures exchanges is the clearinghouse associated with such exchanges. In general, clearinghouses are backed by their corporate members who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, the sole counterparty to Series E's forward transactions is PSI, Series E's commodity broker. Series E has entered into a master netting agreement with PSI and, as a result, presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition. The amount at risk associated with counterparty nonperformance of all of Series E's contracts is the net unrealized gain included in the statements of financial condition. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to Series E.

   The Managing Owner attempts to minimize both credit and market risks by requiring Series E and its Trading Advisor to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies which include, but are not limited to, executing and clearing all trades with creditworthy counterparties; limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the Advisory Agreement among Series E, the Managing Owner and the Trading Advisor, Series E shall automatically terminate the Trading Advisor if the net asset value allocated to the Trading Advisor declines by 40% from the value at the beginning of any year or since the commencement of trading activities. Furthermore, the Trust Agreement provides that Series E will liquidate its positions, and eventually dissolve, if Series E experiences a decline in the net asset value of 50% from the value at the beginning of any year or since the commencement of trading activities. In each case, the decline in net asset value is after giving effect for distributions, contributions and redemptions. The Managing Owner may impose additional restrictions

(through modifications of trading limitations and policies) upon the trading activities of the Trading Advisor as it, in good faith, deems to be in the best interests of Series E.

   PSI, when acting as Series E's futures commission merchant in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to Series E all assets of Series E relating to domestic futures trading and is not to commingle such assets with other assets of PSI. At December 31, 2000, such segregated assets totalled $5,089,390. Part
30.7 of the CFTC regulations also requires PSI to secure assets of Series E related to foreign futures trading which totalled $1,355,231 at December 31, 2000. There are no segregation requirements for assets related to forward trading.

   As of December 31, 2000, Series E's open futures and forward contracts generally mature within one year, although certain interest rate futures contracts have maturities as distant as June 2002.

   The following table presents the fair value of futures and forward contracts at December 31, 2000:

                                                            Assets       Liabilities
                                                          ----------     -----------
Futures Contracts:
  Domestic exchanges
     Interest rates                                       $  275,953      $       --
     Currencies                                              260,258          28,675
     Commodities                                             132,815          37,116
  Foreign exchanges
     Interest rates                                          309,325              --
     Stock indices                                            68,667           5,300
     Commodities                                              20,396          37,466
Forward Contracts:
     Currencies                                               33,172          36,756
                                                          ----------     -----------
                                                          $1,100,586      $  145,313
                                                          ----------     -----------
                                                          ----------     -----------

--------------------------------------------------------------------------------

   I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series E is accurate and complete.

     PRUDENTIAL SECURITIES
     FUTURES MANAGEMENT INC.
     (Managing Owner)

     By: Barbara J. Brooks
     Chief Financial Officer
--------------------------------------------------------------------------------

                        WORLD MONITOR TRUST II--SERIES E
                          (a Delaware Business Trust)
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   Series E commenced operations on April 6, 2000 with gross proceeds of $5,157,459 allocated to commodities trading. Additional contributions raised through the continuous offering for the period from April 6, 2000 (commencement of operations) through December 31, 2000 resulted in additional gross proceeds to Series E of $715,498. Additional Limited Interests of Series E will continue to be offered on a weekly basis at the net asset value per Interest until the subscription maximum is sold.

   Limited Interests in Series E may be redeemed on a weekly basis, but are subject to a redemption fee if transacted within one year of the effective date of purchase. Redemptions from April 6, 2000 (commencement of operations) to December 31, 2000 were entirely on Limited Interests and totalled $802,411. Additionally, Interests owned in any series of World Monitor Trust II (Series D, E or F) may be exchanged, without any charge, for Interests of one or more other series of World Monitor Trust II on a weekly basis for as long as Limited Interests in those series are being offered to the public. Future contributions, redemptions and exchanges will impact the amount of funds available for investment in commodity contracts in subsequent periods.

   At December 31, 2000, 100% of Series E's net assets were allocated to commodities trading. A significant portion of the net assets was held in cash which is used as margin for trading in commodities. Inasmuch as the sole business of Series E is to trade in commodities, Series E continues to own such liquid assets to be used as margin. PSI credits Series E with interest income on 100% of its average daily equity maintained in cash in its accounts with PSI during each month at the 13-week Treasury bill discount rate. This rate is determined weekly by PSI and represents the rate awarded to all bidders during each week's auction of 13-week Treasury bills.

   The commodities contracts are subject to periods of illiquidity because of market conditions, regulatory considerations and other reasons. For example, commodity exchanges limit fluctuations in certain commodity futures contract prices during a single day by regulations referred to as 'daily limits.' During a single day, no trades may be executed at prices beyond the daily limit. Once the price of a futures contract for a particular commodity has increased or decreased by an amount equal to the daily limit, positions in the commodity can neither be taken nor liquidated unless traders are willing to effect trades at or within the limit. Commodity futures prices have occasionally moved the daily limit for several consecutive days with little or no trading. Such market conditions could prevent Series E from promptly liquidating its commodity futures positions.

   Since Series E's business is to trade futures and forward contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk). Series E's exposure to market risk is influenced by a number of factors including the volatility of interest rates and foreign currency exchange rates, the liquidity of the markets in which the contracts are traded and the relationships among the contracts held. The inherent uncertainty of Series E's speculative trading as well as the development of drastic market occurrences could result in monthly losses considerably beyond Series E's experience to date and could ultimately lead to a loss of all or substantially all of investors' capital. The Managing Owner attempts to minimize these risks by requiring Series E and its trading advisor to abide by various trading limitations and policies which include limiting margin amounts, trading only in liquid markets and permitting the use of stop loss provisions. See Note F to the financial statements for a further discussion on the credit and market risks associated with Series E's futures and forward contracts.

   Series E does not have, nor does it expect to have, any capital assets.

Results of Operations

   Series E commenced trading operations on April 6, 2000, and as such, no comparative information to prior periods is available.

   As of December 31, 2000, Series E reported a net asset value per Interest of $120.36, an increase of 20.36% from the April 6, 2000 initial net asset value per Interest of $100.00. This return compares favorably to the MAR (Managed Account Reports) Fund/Pool Index, which tracks the performance of approximately 300 futures funds, and returned 10.44% for the April through December 2000 period. Past performance is not necessarily indicative of future results.

   Series E's gross trading gains for the period from April 6, 2000 (commencement of operations) to December 31, 2000 were $1,430,000. A detailed discussion of the trading results is presented below.

   Series E's favorable performance in 2000 was the result of gains in the energy, currency, stock index and interest rate sectors. Losses were experienced in the grain and metal sectors.

   Energy prices climbed throughout January and February and into the first week of March. Increased demand and low supplies caused oil prices to surge once again during the second and third quarters resulting in gains for long energy positions. Energy markets ended a year long uptrend with natural gas surging to an all time high in December as low supplies were strained by unusually cold temperatures in the U.S. Losses in short gas positions during the fourth quarter were not large enough to offset second and third quarter gains and positions in the energy sector produced net gains for the year.

   The euro began 2000 lower versus the U.S. dollar, Japanese yen and British pound before rallying slightly in June as a result of solid European economic data and sentiment that the currency was undervalued. Long euro positions produced gains. Despite a brief rally after intervention by the European Central Bank and other G-7 central banks to boost the failing euro in September, the euro settled back down more than $0.02 below its intervention peaks and short positions resulted in gains for Series E. The euro reversed its downtrend during the fourth quarter as it rose against the U.S. dollar and Japanese yen resulting in gains for long positions. Prior to commencement of Series E's operations in April 2000, the Japanese yen rallied sharply, gaining on the U.S. dollar and most other currencies in the final months of Japan's fiscal year (which ended March 31st). This was attributed to positive sentiment regarding Japan's economy. In May, the yen rose slightly against the U.S. dollar supported by expectations of a possible change in the Bank of Japan's (BOJ) zero-interest rate policy and continued to rise when the BOJ increased short-term interest rates in August. Long yen positions produced gains for Series E during the second and third quarters of the year. Political and economic uncertainty in Japan during the fourth quarter caused the yen to fall against the U.S. dollar and short Japanese yen positions resulted in gains. The British pound was down against the U.S. dollar during the second quarter of the year, loosely tracking the euro's downward trend. In June, long British pound positions were profitable for Series E as the Bank of England left interest rates unchanged and the pound sterling bounced back from its earlier decline. The British pound and other foreign currencies rose against the U.S. dollar in the fourth quarter due to a weakening U.S. economy resulting in gains for long positions.

   Global bond markets began 2000 on a strong note. Despite rate hikes and news of robust worldwide economic growth, global bond markets continued to rally partially due to investors seeking refuge from volatile equity markets. Short U.S. and euro bond positions resulted in losses in the second quarter of the year. Negative equity performance throughout the third and fourth quarters and mounting fears of a global economic slowdown contributed to a bond market rally towards year end as investors continued their flight to quality from the stock market. Prices of long- and short-term interest rate instruments rose and Series E experienced gains in long U.S., Australian and euro bond positions during the last quarter of the year.

   Extreme volatility in world financial markets during the second quarter of 2000 led to a lack of trending opportunities, resulting in losses for positions in stock indices. During the second half of the year, equity markets experienced continued volatility, but markets trended downward as global economies began to show signs of slowing down. Most major indices ended the year lower resulting in gains for short positions during the fourth quarter.

   In the grain sector, long positions in corn incurred losses during the second quarter of the year as corn prices trended down. Favorable growing conditions faced the corn market with a potentially large crop, consequently prices fell. Soybean markets rallied sharply in November following a decision by the European Union to ban meat based animal feed, which was expected to boost demand for soybean meal. Gains in long soybean meal and soybean oil positions were not sufficient to offset earlier losses in corn positions.

   Short metal positions incurred losses for Series E throughout much of 2000 as strong demand and fears of inflation drove prices higher. In addition, the high cost of energy, which is used in the production of base metals, caused a decrease in metal supply driving prices higher and incurring losses for short positions.

   Interest income is earned on the average daily equity maintained in cash with PSI at the 13-week Treasury bill discount rate and, therefore, varies weekly according to interest rates, trading performance, contributions and redemptions. Interest income for the period from April 6, 2000 (commencement of operations) to December 31, 2000 was $230,000.

   Commissions are calculated on Series E's net asset value at the end of each week and therefore, vary according to weekly trading performance, contributions and redemptions. Other transaction fees consist of National Futures Association, exchange and clearing fees as well as floor brokerage costs and give-up charges, which are based on the number of trades the trading advisor executes, as well as which exchange, clearing firm or bank on, or through, which the contract is traded. Commissions and other transaction fees for the period from April 6, 2000 (commencement of operations) to December 31, 2000 were $250,000.

   All trading decisions for Series E are made by Graham Capital Management, L.P. (the 'Trading Advisor'). Management fees are calculated on Series E's net asset value at the end of each week and therefore, are affected by weekly trading performance, contributions and redemptions. Management fees for the period from April 6, 2000 (commencement of operations) to December 31, 2000 were $77,000.

   Incentive fees are based on the 'New High Net Trading Profits' generated by the Trading Advisor, as defined in the Advisory Agreement among Series E, the Managing Owner and the Trading Advisor. Incentive fees generated for the period from April 6, 2000 (commencement of operations) to December 31, 2000 were $239,000.

   General and administrative expenses for the period from April 6, 2000 (commencement of operations) to December 31, 2000 were $58,000. These expenses include accounting, audit, tax and legal fees as well as printing and postage costs related to reports sent to limited owners. The total amount of general and administrative expenses charged to Series E in any year is limited to 1.5% of its net asset value during such year and, because applicable expenses exceeded this limit, there were no expenses incurred to reimburse the Managing Owner and its affiliates for its costs incurred on behalf of Series E for the period from April 6, 2000 (commencement of operations) to December 31, 2000.

New Accounting Guidance

   In June 2000, FASB issued Statement No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of FASB Statement No. 133 ('SFAS 138'), which became effective for Series E on July 1, 2000. SFAS 138 amends the accounting and reporting standards of FASB Statement No. 133 for certain derivative instruments and certain hedging activities. SFAS 138 has not had a material effect on the carrying value of assets and liabilities within the financial statements.

Inflation

   Inflation has had no material impact on operations or on the financial condition of Series E from inception through December 31, 2000.

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per contract for the period from April 6, 2000 (commencement of operations) to December 31, 2000 was $56.

   Series E's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited owners without charge upon written request to:

        World Monitor Trust II--Series E
        P.O. Box 2016
        Peck Slip Station
        New York, New York 10272-2016

Peck Slip Station                                   PRESORTED
P.O. Box 2016                                       STANDARD
New York, NY 10272                                U.S. POSTAGE
                                                      PAID
                                                  Automatic Mail
WMT2/17219