Form 10-K, Exhibit 13
period 2001-12-31
WORLD MONITOR TRUST II SERIES E
filed 2002-03-28
CIK 1090701

                                                         2001
--------------------------------------------------------------------------------
World Monitor Trust II--Series E                         Annual
                                                         Report

                          LETTER TO LIMITED OWNERS FOR
                        WORLD MONITOR TRUST II--SERIES E

PricewaterhouseCoopers (LOGO)

                                                PricewaterhouseCoopers LLP
                                                1177 Avenue of the Americas
                                                New York, NY 10036
                                                Telephone (646) 471-4000
                                                Facsimile (646) 471-4100

                    Report of Independent Accountants

To the Managing Owner and Limited Owners of World Monitor Trust II--Series E

In our opinion, the accompanying statements of financial condition, including the condensed schedule of investments, and the related statements of operations and changes in trust capital present fairly, in all material respects, the financial position of World Monitor Trust II--Series E at December 31, 2001 and 2000, and the results of its operations and changes in trust capital for the year ended December 31, 2001 and for the period from April 6, 2000 (commencement of operations) to December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
January 25, 2002

                        WORLD MONITOR TRUST II--SERIES E
                          (a Delaware Business Trust)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                                December 31,
                                                                         ---------------------------
                                                                             2001           2000
----------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                      $ 8,838,511    $ 5,485,764
Net unrealized gain on open futures contracts                                 255,757        958,857
Subscriptions receivable                                                        5,000             --
                                                                         ------------    -----------
Total assets                                                              $ 9,099,268    $ 6,444,621
                                                                         ------------    -----------
                                                                         ------------    -----------
LIABILITIES AND TRUST CAPITAL
Liabilities
Accrued expenses payable                                                  $    61,754    $    47,623
Redemptions payable                                                            60,681             --
Commissions and other transaction fees payable                                 45,475         36,522
Management fees payable                                                        14,408         11,953
Incentive fees payable                                                         13,466        238,625
Net unrealized loss on open forward contracts                                   9,674          3,584
                                                                         ------------    -----------
Total liabilities                                                             205,458        338,307
                                                                         ------------    -----------
Commitments
Trust capital
Limited interests (67,965.112 and 49,983.432 interests outstanding)         8,787,237      6,016,047
General interests (824.300 and 750.000 interests outstanding)                 106,573         90,267
                                                                         ------------    -----------
Total trust capital                                                         8,893,810      6,106,314
                                                                         ------------    -----------
Total liabilities and trust capital                                       $ 9,099,268    $ 6,444,621
                                                                         ------------    -----------
                                                                         ------------    -----------
Net asset value per limited and general interest ('Interests')            $    129.29    $    120.36
                                                                         ------------    -----------
                                                                         ------------    -----------

--------------------------------------------------------------------------------

        The accompanying notes are an integral part of these statements.

                        WORLD MONITOR TRUST II--SERIES E
                          (a Delaware Business Trust)
                       Condensed Schedule of Investments
                              At December 31, 2001

                                                                      Net Unrealized
                                                                       Gain (Loss)
                                                                        as a % of       Net Unrealized
Futures and Forward Contracts                                         Trust Capital      Gain (Loss)
------------------------------------------------------------------------------------------------------
Futures contracts purchased:
  Interest rates                                                                          $    4,010
  Currencies                                                                                 250,488
  Commodities                                                                                 51,792
                                                                                        --------------
     Net unrealized gain on futures contracts purchased                     3.44%            306,290
                                                                          ------        --------------
Futures contracts sold:
  Interest rates                                                                               9,798
  Stock indices                                                                              (12,058)
  Currencies                                                                                 165,385
  Commodities                                                                               (213,658)
                                                                                        --------------
     Net unrealized loss on futures contracts sold                         (0.56)            (50,533)
                                                                          ------        --------------
     Net unrealized gain on futures contracts                               2.88%         $  255,757
                                                                          ------        --------------
                                                                          ------        --------------

Forward contracts purchased:
     Unrealized loss on forward contracts                                  (0.11)%        $   (9,674)
                                                                          ------        --------------
                                                                          ------        --------------

Settlement Currency--Futures Contracts
  British pound                                                             0.41%         $   36,181
  Japanese yen                                                              2.30             205,027
  Swedish krona                                                            (0.01)             (1,090)
  U.S. dollar                                                               0.18              15,639
                                                                          ------        --------------
     Total                                                                  2.88%         $  255,757
                                                                          ------        --------------
                                                                          ------        --------------

Settlement Currency--Forward Contracts
  U.S. dollar                                                              (0.11)%        $   (9,674)
                                                                          ------        --------------
                                                                          ------        --------------

--------------------------------------------------------------------------------
           The accompanying notes are an integral part of this schedule.

                        WORLD MONITOR TRUST II--SERIES E
                          (a Delaware Business Trust)
                            STATEMENTS OF OPERATIONS

                                                                                   For the period
                                                                                        from
                                                                                   April 6, 2000
                                                                                  (commencement of
                                                                 Year ended        operations) to
                                                                December 31,        December 31,
                                                                    2001                2000
--------------------------------------------------------------------------------------------------
REVENUES
Net realized gain on commodity transactions                      $2,004,232          $  474,366
Change in net unrealized gain/loss on open commodity
  positions                                                        (709,190)            955,273
Interest income                                                     240,960             230,425
                                                              ----------------    ----------------
                                                                  1,536,002           1,660,064
                                                              ----------------    ----------------
EXPENSES
Commissions and other transaction fees                              469,966             250,449
Management fees                                                     144,767              76,878
Incentive fees                                                      303,423             238,625
General and administrative                                          110,663             123,130
                                                              ----------------    ----------------
                                                                  1,028,819             689,082
General and administrative expenses borne by the Managing
  Owner and its affiliates                                          (33,371)            (64,786)
                                                              ----------------    ----------------
Net expenses                                                        995,448             624,296
                                                              ----------------    ----------------
Net income                                                       $  540,554          $1,035,768
                                                              ----------------    ----------------
                                                              ----------------    ----------------
ALLOCATION OF NET INCOME
Limited interests                                                $  531,488          $1,020,501
                                                              ----------------    ----------------
                                                              ----------------    ----------------
General interests                                                $    9,066          $   15,267
                                                              ----------------    ----------------
                                                              ----------------    ----------------
NET INCOME PER WEIGHTED AVERAGE LIMITED AND GENERAL
INTEREST
Net income per weighted average limited and general
  interest                                                       $     9.39          $    19.41
                                                              ----------------    ----------------
                                                              ----------------    ----------------
Weighted average number of limited and general interests
  outstanding                                                        57,547              53,350
                                                              ----------------    ----------------
                                                              ----------------    ----------------

--------------------------------------------------------------------------------------------------

                     STATEMENTS OF CHANGES IN TRUST CAPITAL

                                                                LIMITED        GENERAL
                                               INTERESTS       INTERESTS      INTERESTS       TOTAL
------------------------------------------------------------------------------------------------------
Trust capital--December 31, 1999                   10.000     $   --          $  1,000      $    1,000
Contributions                                  59,172.609       5,797,957       74,000       5,871,957
Net income                                                      1,020,501       15,267       1,035,768
Redemptions                                    (8,449.177)       (802,411)       --           (802,411)
                                              -----------     -----------     ---------     ----------
Trust capital--December 31, 2000               50,733.432       6,016,047       90,267       6,106,314
Contributions                                  39,201.839       4,857,318       26,816       4,884,134
Net income                                                        531,488        9,066         540,554
Redemptions                                   (21,145.859)     (2,617,616)     (19,576 )    (2,637,192)
                                              -----------     -----------     ---------     ----------
Trust capital--December 31, 2001               68,789.412     $ 8,787,237     $106,573      $8,893,810
                                              -----------     -----------     ---------     ----------
                                              -----------     -----------     ---------     ----------

------------------------------------------------------------------------------------------------------

         The accompanying notes are an integral part of these statements.

                        WORLD MONITOR TRUST II--SERIES E
                          (a Delaware Business Trust)
                         NOTES TO FINANCIAL STATEMENTS

A. General

The Trust, Trustee, Managing Owner and Affiliates

   World Monitor Trust II (the 'Trust') is a business trust organized under the laws of Delaware on April 22, 1999. The Trust consists of three separate and distinct series ('Series'): Series D, E and F. Series D, E and F commenced trading operations on March 13, 2000, April 6, 2000 and March 1, 2000, respectively, and each Series will continue to exist until terminated pursuant to the provisions of Article XIII of the First Amended and Restated Declaration of Trust and Trust Agreement (the 'Trust Agreement'). The assets of each Series are segregated from those of the other Series, separately valued and independently managed. Each Series was formed to engage in the speculative trading of a diversified portfolio of futures, forward and options contracts, and may, from time to time, engage in cash and spot transactions. The trustee of the Trust is Wilmington Trust Company. The managing owner is Prudential Securities Futures Management Inc. (the 'Managing Owner'), a wholly owned subsidiary of Prudential Securities Incorporated ('PSI') which, in turn, is an indirect wholly owned subsidiary of Prudential Financial, Inc. PSI is the selling agent for the Trust as well as its commodity broker ('Commodity Broker').

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

   Initially, the Limited Interests for each Series were offered for a period of up to 180 days after the date of the Prospectus ('Initial Offering Period') at $100 per Interest. The subscription minimum of $5,000,000 for each Series was reached during the Initial Offering Period permitting Series D, E and F to commence trading operations. Series E completed its initial offering April 6, 2000 with gross proceeds of $5,157,459, which was fully allocated to commodities trading. Until the Subscription Maximum for each Series is reached, each Series' Limited Interests will continue to be offered on a weekly basis at the then current net asset value per Interest ('Continuous Offering Period').

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

Exchanges, Redemptions and Termination

   Interests owned in one series of the Trust (Series D, E or F) may be exchanged, without any charge, for Interests of one or more other Series on a weekly basis for as long as Limited Interests in those Series are being offered to the public. Exchanges are made at the applicable Series' then current net asset value per Interest as of the close of business on the Friday immediately preceding the week in which the exchange request is effected. The exchange of Interests is treated as a redemption of Interests in one Series (with the related tax consequences) and the simultaneous purchase of Interests in the other Series.

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

   The weighted average number of limited and general interests outstanding was computed for purposes of disclosing net income per weighted average limited and general interest. The weighted average Limited Interests and general interests are equal to the number of Interests outstanding at period end, adjusted proportionately for Interests subscribed and redeemed based on their respective time outstanding during such period.

   Series E has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Accounting Standards No. 102, 'Statement of Cash Flows--Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.'

   Certain balances from the prior period have been reclassified to conform with the current financial statement presentation.

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

Financial Reporting by Commodity Pools

   During March 2001, the Accounting Standards Executive Committee ('AcSEC') issued Statement of Position ('SOP') 01-1, Amendment to Scope of Statement of Position 95-2, Financial Reporting by Nonpublic Investment Partnerships, to Include Commodity Pools, which is effective for financial statements issued for periods ending after December 15, 2001. This SOP amends SOP 95-2, Financial Reporting by Nonpublic Investment Partnerships, to include within its scope commodity pools such as Series E. Under the new requirements, Series E is required to present a condensed schedule of investments and certain other information in accordance with the American Institute of Certified Public Accountants' Audit and Accounting Guide 'Audits of Investment Companies.' The adoption of the requirements of SOP 01-1 has not had a material effect on Series E's financial position or results of operations.

C. Fees

Organizational and offering costs

   PSI or its affiliates paid the costs of organizing Series E and continue to pay the costs of offering its Limited Interests.

General and administrative costs

   Routine legal, audit, postage, and other routine third party administrative costs are paid by Series E. Additionally, Series E pays the administrative costs incurred by the Managing Owner or its affiliates for services they perform for Series E which include, but are not limited to, those costs discussed in Note D below. However, to the extent that general and administrative costs incurred by Series E exceed 1.5% of Series E's net asset value during the year (with a maximum of 0.5% attributable to other than legal and audit expenses) such amounts will be borne by the Managing Owner and its affiliates.

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

D. Related Parties

   Series E reimburses the Managing Owner or its affiliates for services they perform for Series E which include but are not limited to: brokerage services; accounting and financial management; registrar, transfer and assignment functions; investor communications; printing and other administrative services. However, to the extent that general and administrative expenses exceed 1.5% of Series E's net asset value during the year (with a maximum of 0.5% attributable to other than legal and audit expenses) such amounts will be borne by the Managing Owner and its affiliates. Because general and administrative expenses exceeded such limitations, all or a portion of the expenses related to services the Managing Owner performed for Series E, other than brokerage services, during the year ended December 31, 2001 and the period from April 6, 2000 (commencement of operations) to December 31, 2000 have been borne by the Managing Owner and its affiliates. Additionally, PSI or its affiliates paid the costs of organizing Series E and continue to pay the costs of offering its Limited Interests.

   The expenses incurred by Series E for services performed by the Managing Owner and its affiliates for Series E were:

                                                                                   For the period from
                                                                                      April 6, 2000
                                                                                    (commencement of
                                                                    Year ended       operations) to
                                                                   December 31,       December 31,
                                                                       2001               2000
                                                                   ------------    -------------------
Commissions                                                          $432,867           $ 229,887
General and administrative                                             56,254              76,601
                                                                   ------------    -------------------
                                                                      489,121             306,488
General and administrative expenses borne by the Managing
  Owner and its affiliates                                            (33,371)            (64,786)
                                                                   ------------    -------------------
                                                                     $455,750           $ 241,702
                                                                   ------------    -------------------
                                                                   ------------    -------------------

   Expenses payable to the Managing Owner and its affiliates as of December 31, 2001 and December 31, 2000 were $9,058 and $4,029, respectively.

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

   As of December 31, 2001, a non-U.S. affiliate of the Managing Owner owned
54.284 Limited Interests of Series E.

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

Market risk

   Trading in futures and forward contracts (including foreign exchange) involves entering into contractual commitments to purchase or sell a particular commodity at a specified date and price. The gross or face amount of the contracts, which is typically many times that of Series E's net assets being traded, significantly exceeds Series E's future cash requirements since Series E intends to close out its open positions prior to settlement. As a result, Series E is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, Series E considers the 'fair value' of its derivative instruments to be the net unrealized gain or loss on the contracts. The market risk associated with Series E's commitments to purchase commodities is limited to the gross or face amount of the contracts held. However, when Series E enters into a contractual commitment to sell commodities, it must make delivery of the underlying commodity at the contract price and then repurchase the contract at prevailing market prices. Since the repurchase price to which a commodity can rise is unlimited, entering into commitments to sell commodities exposes Series E to unlimited risk.

   Market risk is influenced by a wide variety of factors including government programs and policies, political and economic events, the level and volatility of interest rates, foreign currency exchange rates, the diversification effects among the derivative instruments Series E holds and the liquidity and inherent volatility of the markets in which Series E trades.

Credit risk

   When entering into futures or forward contracts, Series E is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with such exchanges. In general, clearinghouses are backed by their corporate members who are required to share any financial burden resulting from the nonperformance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, the sole counterparty to Series E's forward transactions is PSI, Series E's commodity broker. Series E has entered into a master netting agreement with PSI and, as a result, presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition. The amount at risk associated with counterparty nonperformance of all of Series E's contracts is the net unrealized gain included in the statements of financial condition. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to Series E.

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

   PSI, when acting as Series E's futures commission merchant in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to Series E all assets of Series E relating to domestic futures trading (subject to the opt out provisions discussed below) and is not allowed to commingle such assets with other assets of PSI. At December 31, 2001, such segregated assets totalled $2,555,787. Part 30.7 of the CFTC regulations also requires PSI to secure assets of Series E related to foreign futures trading which totalled $6,538,481 at December 31, 2001. There are no segregation requirements for assets related to forward trading.

   The CFTC promulgated rules that allow futures commission merchants to permit certain customers, including Series E, to opt out of segregation with regard to trading on certain exchanges, but PSI has not done so to date. If Series E were to opt out, its funds could be held in a broader and potentially riskier range of investments than are allowed for segregated funds.

   As of December 31, 2001, Series E's open futures and forward contracts mature within one year.

   The following table presents the fair value of futures and forward contracts at December 31, 2000:

                                                                     2000
                                                          --------------------------
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

G. Financial Highlights

                                                                               Year ended
                                                                            December 31, 2001
                                                                            -----------------
     Performance per Interest
       Net asset value, beginning of period                                      $120.36
       Net realized gain and change in net unrealized gain/loss on
          commodity transactions                                                   22.04
       Interest income                                                              4.30
       Net expenses                                                               (17.41)
                                                                            -----------------
       Net increase for the period                                                  8.93
                                                                            -----------------
       Net asset value, end of period                                            $129.29
                                                                            -----------------
                                                                            -----------------
     Total return                                                                  7.42%
     Ratio to average net assets
       Interest income                                                             3.37%
       Net expenses, including incentive fees of 4.25%                            13.94%

   These financial highlights represent the overall results of Series E during 2001. An individual limited owner's actual results may differ depending on the timing of contributions and redemptions.

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

     PRUDENTIAL SECURITIES
     FUTURES MANAGEMENT INC.
     (Managing Owner)

     By: Barbara J. Brooks
     Chief Financial Officer
--------------------------------------------------------------------------------

                        WORLD MONITOR TRUST II--SERIES E
                          (a Delaware Business Trust)
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   Series E commenced operations on April 6, 2000 with gross proceeds of $5,157,459 allocated to commodities trading. Additional contributions raised through the continuous offering for the year ended December 31, 2001 and for the period from April 6, 2000 (commencement of operations) to December 31, 2001 resulted in additional gross proceeds to Series E of $4,884,134 and $5,599,632, respectively. Additional Limited Interests of Series E will continue to be offered on a weekly basis at the net asset value per Interest until the subscription maximum is sold.

   Limited Interests in Series E may be redeemed on a weekly basis, but are subject to a redemption fee if transacted within one year of the effective date of purchase. Redemptions of Limited Interests and general interests for the year ended December 31, 2001 were $2,617,616 and $19,576, respectively, and for the period from April 6, 2000 (commencement of operations) to December 31, 2001 were $3,420,027 and $19,576, respectively. Additionally, Interests owned in any series of World Monitor Trust II (Series D, E or F) may be exchanged, without any charge, for Interests of one or more other series of World Monitor Trust II on a weekly basis for as long as Limited Interests in those series are being offered to the public. Future contributions, redemptions and exchanges will impact the amount of funds available for investment in commodity contracts in subsequent periods.

   At December 31, 2001, 100% of Series E's net assets were allocated to commodities trading. A significant portion of the net assets was held in cash which is used as margin for trading in commodities. Inasmuch as the sole business of Series E is to trade in commodities, Series E continues to own such liquid assets to be used as margin. PSI credits Series E with interest income on 100% of its average daily equity maintained in cash in its accounts with PSI during each month at the 13-week Treasury bill discount rate. This rate is determined weekly by PSI and represents the rate awarded to all bidders during each week's auction of 13-week Treasury bills.

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

Results of Operations

   Series E commenced trading operations on April 6, 2000, and as such, a comparative analysis of the 2001 full year results versus the 2000 partial year results is not meaningful. However, Series E's asset levels have increased since the commencement of operations primarily from additional contributions and favorable trading performance offset, in part, by redemptions. The rising asset levels have led to increases in the amount of interest earned by Series E as well as commissions and other transaction fees and management fees incurred.

   The net asset value per Interest as of December 31, 2001 was $129.29, an increase of 7.42% from the December 31, 2000 net asset value per Interest of $120.36 which was an increase of 20.36% from the April 6, 2000 initial net asset value per Interest of $100.00. These returns compare favorably to the Zurich Fund/Pool Qualified Universe Index (formerly the MAR Fund/Pool Index), which tracked the performance of 272 futures funds at December 31, 2001, and returned 7.52% and 10.44% for the year ended December 31, 2001 and for the April through December 2000 period, respectively. Past performance is not necessarily indicative of future results.

   Series E's gross trading gains for the year ended December 31, 2001 and the period from April 6, 2000 (commencement of operations) to December 31, 2000 were $1,295,000 and $1,430,000, respectively. Due to the nature of Series E's trading activities, a period to period comparison of its trading results is not meaningful. However, a detailed discussion of the trading results for the year ended December 31, 2001 is presented below.

   Series E's favorable performance in 2001 was the result of net gains in the interest rate, index and metals sectors. Losses were experienced in the energy and currency sectors.

   In light of the rapid weakening in economic expansion and deterioration in business and consumer confidence, the U.S. Federal Reserve (the 'Fed') followed a relatively aggressive policy, lowering interest rates three times during the first quarter of 2001. Other central banks followed the Fed's lead lowering interest rates as well. Interest rate instruments trended upward throughout most of the second and third quarters as major central banks cut short-term interest rates in an attempt to bolster slowing economies. The bond market rally continued in the wake of the September 11th as the Fed moved to inject liquidity into the economy, cutting interest rates 50 basis points on September 17th to 3%. This move was soon followed by the Central Bank of Canada, the European Central Bank and Swiss National Central Bank who also lowered their rates 50 basis points. U.S. and European interest rate instruments began the fourth quarter up as data indicated persistent weakness in the U.S. economy. In an effort to stimulate the economy, the Fed lowered interest rates by 50 basis points in October and again in early November. The European Central Bank and the Bank of England each cut rates by 50 basis points in November. In mid-November, some positive economic news, the fall of Kabul, Afghanistan and an announcement by the U.S. Treasury regarding the cessation of sales of 30-year bonds, resulted in one of the greatest reversals the U.S. bond market has seen in recent times. Interest rates climbed sharply in the U.S. and Europe causing bond prices to fall. In December, the Fed lowered rates by another 25 basis points and bond prices climbed slightly. Gains in long euro, Australian and Japanese bond positions during the first and third quarters offset losses incurred during the second and fourth quarters of the year resulting in net gains for the interest rate sector.

   Equity markets performed poorly across the board during the first half of the year as foreign stock markets generally followed the downtrend of the U.S. markets. Technology stocks led this market downturn and the NASDAQ fell to its lowest level in nearly two years. Losses in the Dow Jones and NASDAQ brought these indices under the key 10,000 and 2,000 levels, respectively, with the DAX, FTSE, CAC-40 and Nikkei experiencing similar losses. Short positions in the Hong Kong Hang Seng Index, MATIF CAC-40 and TOPIX resulted in gains during the first quarter. The terrorist attacks of September 11th further weakened the sluggish U.S. and global economies plunging equity markets downward throughout the world in the week following the attacks. The Dow Jones industrial average suffered its worst percentage loss since the Great Depression due to uncertainty about how the economy would perform as a result of these attacks and other threats of terrorism. U.S. equity indices recovered somewhat at the end of September as interest rate cuts by the Fed and fiscal stimuli by Congress combined to stimulate an economic rebound. Global equity markets followed suit rebounding from earlier lows as well. U.S. and global equity markets rallied in November amid positive developments in the war in Afghanistan and sentiment that the U.S. economy might be emerging from its recession. Equity markets reversed in December providing a negative return for the second consecutive year. Gains in short equity index positions during the first and third quarters of the year offset losses incurred during the second and fourth quarters producing net gains for the index sector.

   Signs of a global economic slowdown, which could lead to a decline in demand, pushed gold prices lower resulting in gains for short positions during the first quarter. Short copper, zinc and aluminum positions resulted in gains during the third quarter as fears of a global economic recession and decreasing industrial production lowered prices of industrial commodities.

   Energy prices generally remained high throughout most of the first quarter of 2001. Crude oil prices increased in January as OPEC announced a likely 5% cut in production. During the second quarter, energy prices fell in response to growing inventory levels of crude oil and related products. Energy prices peaked sharply immediately after the September 11th attacks amid worries of a potential interruption in supplies. Prices soon reversed course as concerns of decreased demand caused by a global economic recession outweighed fears of scarcity. Two weeks after the attacks, oil prices plunged more than 12% to a 22-month low of $23 a barrel. OPEC leaders announced that with prices within their $22 to $28 a barrel target, they saw no need to alter output and assured that there will be no disruption in supplies. Fear of continued terrorist attacks, sluggish economies and mild winter weather continued to limit growth in global demand for oil during the fourth quarter. A coordinated cut in oil output by OPEC and non-OPEC producers was agreed upon as OPEC tried to regain control of crude oil prices. Crude oil positions incurred losses during the first and third quarters of the year resulting in net losses for Series E in this sector.

   In foreign exchange markets, the U.S. dollar rose slightly against many foreign currencies during the first half of the year, reflecting expectations that some of those economies might be adversely affected by slower economic growth in the United States. Additionally, the U.S. dollar strengthened as investors around the globe felt that it was the safest currency in this time of economic uncertainty. In the second quarter, the Canadian dollar rose slightly against the U.S. dollar due to an increase of Canadian exports to the U.S. resulting in losses for short Canadian dollar positions. Short Australian dollar positions resulted in losses during April as prices rallied following a 50 basis point interest rate cut by the Reserve Bank of Australia. The U.S. dollar fell against most major currencies during the third quarter, particularly the Japanese yen, the euro and the Swiss franc. The U.S. dollar's downward trend against many currencies accelerated after September 11th. As a result of the attacks, many investors switched exposure from the U.S. dollar to other currencies which rose against the U.S. dollar resulting in losses for short euro, Canadian dollar and Australian dollar positions. The U.S. dollar strengthened slightly towards year-end amid hopes of an economic recovery in the U.S.

   Interest income is earned on the average daily equity maintained in cash with PSI at the 13-week Treasury bill discount rate and, therefore, varies weekly according to interest rates, trading performance, contributions and redemptions. Interest income for the year ended December 31, 2001 and the period from April 6, 2000 (commencement of operations) to December 31, 2000 was $241,000 and $230,000, respectively. As discussed above, the increase in interest income during 2001 versus 2000 was due primarily to the difference in the length of the 2001 and 2000 periods covered as well as higher overall net asset levels. However, lower overall interest rates in 2001 as compared with interest rates in 2000 offset most of the increase.

   Commissions are calculated on Series E's net asset value at the end of each week and, therefore, vary according to weekly trading performance, contributions and redemptions. Other transaction fees consist of National Futures Association, exchange and clearing fees as well as floor brokerage costs and give-up charges, which are based on the number of trades the trading advisor executes, as well as which exchange, clearing firm or bank on, or through, which the contract is traded. Commissions and other transaction fees for the year ended December 31, 2001 and the period from April 6, 2000 (commencement of operations) to December 31, 2000 were $470,000 and $250,000, respectively.

   All trading decisions for Series E are made by Graham Capital Management, L.P. (the 'Trading Advisor'). Management fees are calculated on Series E's net asset value at the end of each week and, therefore, are affected by weekly trading performance, contributions and redemptions. Management fees for the year ended December 31, 2001 and the period from April 6, 2000 (commencement of operations) to December 31, 2000 were $145,000 and $77,000, respectively.

   Incentive fees are based on the 'New High Net Trading Profits' generated by the Trading Advisor, as defined in the Advisory Agreement among Series E, the Managing Owner and the Trading Advisor. Incentive fees generated for the year ended December 31, 2001 and the period from April 6, 2000 (commencement of operations) to December 31, 2000 were $303,000 and $239,000, respectively.

   General and administrative expenses for the year ended December 31, 2001 and the period from April 6, 2000 (commencement of operations) to December 31, 2000 were $111,000 and $123,000, respectively.

These expenses are before reimbursement of costs incurred by the Managing Owner on behalf of Series E, in addition to accounting, audit, tax and legal fees as well as printing and postage costs related to reports sent to limited owners. To the extent that general and administrative expenses exceed 1.5% of Series E's net asset value during the year (with a maximum of 0.5% attributable to other than legal and audit expenses) such amounts are borne by the Managing Owner and its affiliates. Because applicable expenses exceeded these limits, a portion of these expenses have been borne by the Managing Owner and its affiliates, resulting in a net cost to Series E of $77,000 and $58,000, respectively.

Financial Reporting by Commodity Pools

   During March 2001, the Accounting Standards Executive Committee ('AcSEC') issued Statement of Position ('SOP') 01-1, Amendment to Scope of Statement of Position 95-2, Financial Reporting by Nonpublic Investment Partnerships, to Include Commodity Pools, which is effective for financial statements issued for periods ending after December 15, 2001. This SOP amends SOP 95-2, Financial Reporting by Nonpublic Investment Partnerships, to include within its scope commodity pools such as Series E. Under the new requirements, Series E is required to present a condensed schedule of investments and certain other information in accordance with the American Institute of Certified Public Accountants' Audit and Accounting Guide 'Audits of Investment Companies.' The adoption of the requirements of SOP 01-1 has not had a material effect on Series E's financial position or results of operations.

Inflation

   Inflation has had no material impact on operations or on the financial condition of Series E from inception through December 31, 2001.

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 31, 2001 was $54.

   Series E's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited owners without charge upon written request to:

        World Monitor Trust II--Series E/0TH
        Peck Slip Station
        P.O. Box 2303
        New York, New York 10273-0005

0TH                                         PRESORTED
Peck Slip Station                            STANDARD
P.O. Box 2303                             U.S. POSTAGE
New York, NY 10273-0005                       PAID
                                         Automatic Mail



WMT2/17219