Form 10-K, Exhibit 13
period 2002-12-31
WORLD MONITOR TRUST II SERIES E
filed 2003-03-18
CIK 1090701

                                                         2002
-------------------------------------------------------------------------------
World Monitor Trust II--                                 Annual
Series E                                                 Report

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

In our opinion, the accompanying statements of financial condition, including the condensed schedules of investments, and the related statements of operations and changes in trust capital present fairly, in all material respects, the financial position of World Monitor Trust II--Series E at December 31, 2002 and 2001, and the results of its operations for the years ended December 31, 2002 and 2001 and for the period from April 6, 2000 (commencement of operations) to December 31, 2000, and changes in trust capital for each of the three years ended December 31, 2002, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
February 24, 2003
                                       2

                        WORLD MONITOR TRUST II--SERIES E
                          (a Delaware Business Trust)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                                December 31,
                                                                         ---------------------------
                                                                             2002           2001
----------------------------------------------------------------------------------------------------
ASSETS

Cash in commodity trading accounts                                       $  25,058,188   $ 8,838,511

Net unrealized gain on open futures contracts                                1,772,644       255,757

Net unrealized gain on open forward contracts                                   43,721            --

Subscriptions receivable                                                            --         5,000
                                                                         -------------   -----------

Total assets                                                             $  26,874,553   $ 9,099,268
                                                                         -------------   -----------
                                                                         -------------   -----------

LIABILITIES AND TRUST CAPITAL

Liabilities

Commissions and other transaction fees payable                           $     135,497   $    45,475

Accrued expenses payable                                                        89,968        61,754

Incentive fees payable                                                          65,555        13,466

Management fees payable                                                         43,883        14,408

Redemptions payable                                                                 --        60,681

Unrealized loss on open forward contracts                                           --         9,674
                                                                         -------------   -----------

Total liabilities                                                              334,903       205,458
                                                                         -------------   -----------

Commitments

Trust capital

Limited interests (165,673.643 and 67,965.112 interests outstanding)        26,238,737     8,787,237

General interests (1,900 and 824.300 interests outstanding)                    300,913       106,573
                                                                         -------------   -----------

Total trust capital                                                         26,539,650     8,893,810
                                                                         -------------   -----------

Total liabilities and trust capital                                      $  26,874,553   $ 9,099,268
                                                                         -------------   -----------
                                                                         -------------   -----------

Net asset value per limited and general interest                         $      158.38   $    129.29
                                                                         -------------   -----------
                                                                         -------------   -----------

-------------------------------------------------------------------------------
        The accompanying notes are an integral part of these statements.

                        WORLD MONITOR TRUST II--SERIES E
                          (a Delaware Business Trust)
                       Condensed Schedules of Investments

                                                                   At December 31,
                                         --------------------------------------------------------------------
                                                       2002                                2001
                                         --------------------------------    --------------------------------
                                          Net Unrealized                      Net Unrealized
                                          Gain (Loss)                         Gain (Loss)
                                           as a % of       Net Unrealized      as a % of       Net Unrealized
Futures and Forward Contracts            Trust Capital      Gain (Loss)      Trust Capital      Gain (Loss)
-------------------------------------------------------------------------------------------------------------
Futures contracts purchased:
  Interest rates                                             $  421,731                           $  4,010
  Currencies                                                    989,817                            250,488
  Commodities                                                   204,590                             51,792
                                                           --------------                      --------------
     Net unrealized gain on futures
     contracts purchased                       6.09%          1,616,138            3.44%           306,290
                                             ------        --------------        ------        --------------
Futures contracts sold:
  Interest rates                                                   (421)                             9,798
  Stock indices                                                  63,999                            (12,058)
  Currencies                                                    104,559                            165,385
  Commodities                                                   (11,631)                          (213,658)
                                                           --------------                      --------------
     Net unrealized gain (loss) on
     futures contracts sold                    0.59             156,506           (0.56)           (50,533)
                                             ------        --------------        ------        --------------
     Net unrealized gain on futures
     contracts                                 6.68%         $1,772,644            2.88%          $255,757
                                             ------        --------------        ------        --------------
                                             ------        --------------        ------        --------------

Forward currency contracts purchased:
     Net unrealized gain (loss) on
     forward contracts purchased                .01%         $    2,833           (0.11)%         $ (9,674)

Forward currency contracts sold:
     Net unrealized gain on forward
     contracts sold                            0.15              40,888              --                 --
                                             ------        --------------        ------        --------------
     Net unrealized gain (loss) on
     forward contracts                         0.16%         $   43,721           (0.11)%         $ (9,674)
                                             ------        --------------        ------        --------------
                                             ------        --------------        ------        --------------

Settlement Currency--Futures Contracts
  British pound                                0.50%         $  133,017            0.41%          $ 36,181
  Australian Dollar                            0.16              41,875              --                 --
  Canadian Dollar                              0.52             137,683              --                 --
  Swiss Francs                                 0.79             210,417              --                 --
  Euro                                         1.10             290,715              --                 --
  Japanese yen                                 0.13              35,657            2.30            205,027
  Swedish krona                                0.00                  --           (0.01)            (1,090)
  U.S. dollar                                  3.48             923,280            0.18             15,639
                                             ------        --------------        ------        --------------
     Total                                     6.68%         $1,772,644            2.88%          $255,757
                                             ------        --------------        ------        --------------
                                             ------        --------------        ------        --------------

Settlement Currency--Forward Contracts
  U.S. dollar                                  0.16%         $   43,721           (0.11)%         $ (9,674)
                                             ------        --------------        ------        --------------
                                             ------        --------------        ------        --------------
-------------------------------------------------------------------------------------------------------------
                      The accompanying notes are an integral part of these statements.

                                       4

                        WORLD MONITOR TRUST II--SERIES E
                          (a Delaware Business Trust)
                            STATEMENTS OF OPERATIONS

                                                                                  For the period
                                                                                from April 6, 2000
                                                                                 (commencement of
                                                   Year ended December 31,        operations) to
                                                   ------------------------        December 31,
                                                      2002          2001               2000
----------------------------------------------------------------------------------------------------
REVENUES
Net realized gain on commodity transactions        $4,349,429    $2,004,232         $   474,366
Change in net unrealized gain/loss on open
  commodity positions                               1,570,282      (709,190)            955,273
Interest income                                       244,746       240,960             230,425
                                                   ----------    ----------    ---------------------
                                                    6,164,457     1,536,002           1,660,064
                                                   ----------    ----------    ---------------------
EXPENSES
Commissions and other transaction fees                982,336       469,966             250,449
Management fees                                       312,130       144,767              76,878
Incentive fees                                        986,144       303,423             238,625
General and administrative                            151,895       110,663             123,130
                                                   ----------    ----------    ---------------------
                                                    2,432,505     1,028,819             689,082
General and administrative expenses borne by the
  Managing Owner and its affiliates                   (36,257)      (33,371)            (64,786)
                                                   ----------    ----------    ---------------------
Net expenses                                        2,396,248       995,448             624,296
                                                   ----------    ----------    ---------------------
Net income                                          3,768,209    $  540,554         $ 1,035,768
                                                   ----------    ----------    ---------------------
                                                   ----------    ----------    ---------------------
ALLOCATION OF NET INCOME
Limited interests                                  $3,720,264    $  531,488         $ 1,020,501
                                                   ----------    ----------    ---------------------
                                                   ----------    ----------    ---------------------
General interests                                  $   47,945    $    9,066         $    15,267
                                                   ----------    ----------    ---------------------
                                                   ----------    ----------    ---------------------
NET INCOME PER WEIGHTED AVERAGE LIMITED AND
GENERAL INTEREST
Net income per weighted average limited and
  general interest                                 $    34.59    $     9.39         $     19.41
                                                   ----------    ----------    ---------------------
                                                   ----------    ----------    ---------------------
Weighted average number of limited and general
  interests outstanding                               108,949        57,547              53,350
                                                   ----------    ----------    ---------------------
                                                   ----------    ----------    ---------------------
----------------------------------------------------------------------------------------------------

                     STATEMENTS OF CHANGES IN TRUST CAPITAL

                                                              LIMITED        GENERAL
                                             INTERESTS       INTERESTS      INTERESTS        TOTAL
-----------------------------------------------------------------------------------------------------
Trust capital--December 31, 1999                 10.000     $   --          $  1,000      $     1,000
Contributions                                59,172.609       5,797,957       74,000        5,871,957
Net income                                                    1,020,501       15,267        1,035,768
Redemptions                                  (8,449.177)       (802,411)       --            (802,411)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 2000             50,733.432       6,016,047       90,267        6,106,314
Contributions                                39,201.839       4,857,318       26,816        4,884,134
Net income                                                      531,488        9,066          540,554
Redemptions                                 (21,145.859)     (2,617,616)     (19,576 )     (2,637,192)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 2001             68,789.412       8,787,237      106,573        8,893,810
Contributions                               116,679.715      16,221,867      146,395       16,368,262
Net income                                                    3,720,264       47,945        3,768,209
Redemptions                                 (17,895.484)     (2,490,631)          --       (2,490,631)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 2002            167,573.643     $26,238,737     $300,913      $26,539,650
                                            -----------     -----------     ---------     -----------
                                            -----------     -----------     ---------     -----------

-----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements.

                                       5

                        WORLD MONITOR TRUST II--SERIES E
                          (a Delaware Business Trust)
                         NOTES TO FINANCIAL STATEMENTS

A. General

The Trust, Trustee, Managing Owner and Affiliates

   World Monitor Trust II (the 'Trust') is a business trust organized under the laws of Delaware on April 22, 1999. The Trust consists of three separate and distinct series ('Series'): Series D, E and F. Series D, E and F commenced trading operations on March 13, 2000, April 6, 2000 and March 1, 2000, respectively, and each Series will continue to exist until terminated pursuant to the provisions of Article XIII of the Second Amended and Restated Declaration of Trust and Trust Agreement (the 'Trust Agreement'). The assets of each Series are segregated from those of the other Series, separately valued and independently managed. Each Series was formed to engage in the speculative trading of a diversified portfolio of futures, forward and options contracts, and may, from time to time, engage in cash and spot transactions. The trustee of the Trust is Wilmington Trust Company. The managing owner is Prudential Securities Futures Management Inc. (the 'Managing Owner'), a wholly owned subsidiary of Prudential Securities Incorporated ('PSI') which, in turn, is an indirect wholly owned subsidiary of Prudential Financial, Inc. ('Prudential'). PSI is the selling agent for the Trust as well as its commodity broker ('Commodity Broker').

   In February 2003, Prudential and Wachovia Corp. ('Wachovia') announced an agreement to combine each company's respective retail securities brokerage and clearing operations within a new firm, which will be headquartered in Richmond, Virginia. Under the agreement, Prudential will have a 38% ownership interest in the new firm and Wachovia will own 62%. The transaction, which includes the securities brokerage, securities clearing, and debt capital markets operations of PSI, but does not include the equity sales, trading and research operations or commodity brokerage and derivative operations of PSI, is anticipated to close in the third quarter of 2003. The Managing Owner, as well as the Commodity Broker, will continue to be indirect wholly owned subsidiaries of Prudential.

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

   Commodity futures and forward transactions are reflected in the accompanying statements of financial condition on trade date. The difference between the original contract amount and market value is reflected as net unrealized gain or loss. The market value of each contract is based upon the closing quotation on the exchange, clearing firm or bank on, or through, which the contract is traded. Net unrealized gain or loss on open contracts denominated in foreign currencies and foreign currency holdings are translated into U.S. dollars at the exchange rates prevailing on the last business day of the year. Realized gains and losses on commodity transactions are recognized in the period in which the contracts are closed.

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

Profit and loss allocations and distributions

   Series E allocates profits and losses for both financial and tax reporting purposes to its Interest holders weekly on a pro rata basis based on each owner's Interests outstanding during the week. Distributions (other than redemptions of Interests) may be made at the sole discretion of the Managing Owner on a pro rata basis in accordance with the respective capital balances of the Interest holders; however, the Managing Owner does not presently intend to make any distributions.
                                       7

New Accounting Guidance

   In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45 ('FIN 45'), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which Series E adopted at December 31, 2002. FIN 45 elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. Consistent with standard business practices in the normal course of business, Series E has provided general indemnifications to the Managing Owner, its Trading Advisor and others when they act, in good faith, in the best interests of Series E. Series E is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim, but expects the risk of having to make any payments under these general business indemnifications to be remote.

C. Fees

Organizational and offering costs

   PSI or its affiliates paid the costs of organizing Series E and will continue to pay all costs of offering its Limited Interests.

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

D. Related Parties

   Series E reimburses the Managing Owner or its affiliates for services they perform for Series E which include but are not limited to: brokerage services; accounting and financial management; registrar, transfer and assignment functions; investor communications; printing and other administrative services. However, to the extent that general and administrative expenses exceed 1.5% of Series E's net asset value during the year (with a maximum of 0.5% attributable to other than legal and audit expenses) such amounts will be borne by the Managing Owner and its affiliates. Because general and administrative expenses exceeded such limitations, a portion of the expenses related to services the Managing Owner performed for Series E, other than brokerage services, during the years ended December 31, 2002 and 2001 and the period from April 6, 2000 (commencement of operations) to December 31, 2000 have been borne by the Managing Owner and its affiliates. Additionally, PSI or its affiliates paid the costs of organizing Series E and will continue to pay all costs of offering its Limited Interests.

   The expenses incurred by Series E for services performed by the Managing Owner and its affiliates for Series E were:

                                                                                       For the period
                                                                                       from April 6,
                                                                                            2000
                                                                                      (commencement of
                                                        Year ended December 31,        operations) to
                                                      ----------------------------      December 31,
                                                          2002            2001              2000
                                                      ------------    ------------    ----------------
Commissions                                            $  929,926       $432,867          $229,887
General and administrative                                 83,486         56,254            76,601
                                                      ------------    ------------    ----------------
                                                        1,013,412        489,121           306,488
General and administrative expenses borne by the
  Managing Owner and its affiliates                       (36,257)       (33,371)          (64,786)
                                                      ------------    ------------    ----------------
                                                       $  977,155       $455,750          $241,702
                                                      ------------    ------------    ----------------
                                                      ------------    ------------    ----------------

   Expenses payable to the Managing Owner and its affiliates as of December 31, 2002 and December 31, 2001 were $31,671 and $9,058, respectively.

   All of the proceeds of the offering of Series E are received in the name of Series E and are deposited in trading or cash accounts at PSI. Series E's assets are maintained with PSI for margin purposes. Series E receives interest income on 100% of its average daily equity maintained in its accounts with PSI during each month at the 13-week Treasury bill discount rate.

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

Credit risk

   When entering into futures or forward contracts, Series E is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with the particular exchange. In general,
                                       9
clearinghouses are backed by their corporate members who are required to share any financial burden resulting from the nonperformance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, there is concentration risk on forward transactions entered into by Series E as PSI, Series E's commodity broker, is the sole counterparty. Series E has entered into a master netting agreement with PSI and, as a result, when applicable, presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition. The amount at risk associated with counterparty nonperformance on all of Series E's contracts is the net unrealized gain included in the statements of financial condition; however, counterparty non-performance on only certain of Series E's contracts may result in greater loss than non-performance on all of Series E's contracts. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to Series E.

   The Managing Owner attempts to minimize both credit and market risks by requiring Series E and its Trading Advisor to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies which include, but are not limited to, executing and clearing all trades with creditworthy counterparties; limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the advisory agreement among Series E, the Managing Owner and the Trading Advisor, Series E shall automatically terminate the Trading Advisor if the net asset value allocated to the Trading Advisor declines by 40% from the value at the beginning of any year or since the commencement of trading activities. Furthermore, the Trust Agreement of the Trust provides that Series E will liquidate its positions, and eventually dissolve, if Series E experiences a decline in the net asset value of 50% from the value at the beginning of any year or since the commencement of trading activities. In each case, the decline in net asset value is after giving effect for distributions, contributions and redemptions. The Managing Owner may impose additional restrictions (through modifications of trading limitations and policies) upon the trading activities of the Trading Advisor as it, in good faith, deems to be in the best interest of Series E.

   PSI, when acting as Series E's futures commission merchant in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to Series E all assets of Series E relating to domestic futures trading and is not permitted to commingle such assets with other assets of PSI. At December 31, 2002, such segregated assets totalled $9,456,944. Part 30.7 of the CFTC regulations also requires PSI to secure assets of Series E related to foreign futures trading which totalled $17,373,888 at December 31, 2002. There are no segregation requirements for assets related to forward trading.

   As of December 31, 2002, Series E's open futures and forward contracts generally mature within one year, although certain interest rate futures contracts have maturities as distant as June 2004.

G. Financial Highlights

                                                                     Year ended December 31,
                                                                   ----------------------------
                                                                       2002            2001
                                                                   ------------    ------------
     Performance per Interest
       Net asset value, beginning of period                          $ 129.29        $ 120.36
       Net realized gain and change in net unrealized gain/loss
          on commodity transactions                                     48.09           22.04
       Interest income                                                   2.25            4.30
       Net expenses                                                    (21.25)         (17.41)
                                                                   ------------    ------------
       Net increase for the period                                      29.09            8.93
                                                                   ------------    ------------
       Net asset value, end of period                                $ 158.38        $ 129.29
                                                                   ------------    ------------
                                                                   ------------    ------------
     Total return                                                       22.50%           7.42%
     Ratio to average net assets
       Interest income                                                   1.60%           3.37%
       Net expenses, including incentive fees of 6.44% and
       4.25%, respectively                                              15.64%          13.94%

   These financial highlights represent the overall results of Series E during the years ended December 31, 2002 and 2001. An individual limited owner's actual results may differ depending on the timing of contributions and redemptions.

--------------------------------------------------------------------------------

   I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series E is accurate and complete.

     PRUDENTIAL SECURITIES
     FUTURES MANAGEMENT INC.
     (Managing Owner)

     By: /s/ Steven Weinreb
     Chief Financial Officer
-------------------------------------------------------------------------------

                        WORLD MONITOR TRUST II--SERIES E
                          (a Delaware Business Trust)
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   Series E commenced operations on April 6, 2000 with gross proceeds of $5,157,459 allocated to commodities trading. Additional contributions raised through the continuous offering from the sales of Interests for the years ended December 31, 2002 and 2001 and for the period from April 6, 2000 (commencement of operations) to December 31, 2002 resulted in additional gross proceeds to Series E of $16,368,262, $4,884,134 and $21,967,894, respectively. Additional
Limited Interests of Series E will continue to be offered on a weekly basis at the net asset value per Interest until the subscription maximum is sold.

   Limited Interests in Series E may be redeemed on a weekly basis, but are subject to a redemption fee if transacted within one year of the effective date of purchase. Redemptions of Limited Interests for the years ended December 31, 2002 and 2001 were $2,490,631 and $2,617,616, respectively, and redemptions of general interests were $19,576 for the year ended December 31, 2001 and there were no such redemptions in 2002. Redemptions of Limited Interests and general interests for the period from April 6, 2000 (commencement of operations) to December 31, 2002 were $5,910,658 and $19,576, respectively. Additionally, Interests owned in any series of World Monitor Trust II (Series D, E or F) may be exchanged, without any charge, for Interests of one or more other series of World Monitor Trust II on a weekly basis for as long as Limited Interests in those series are being offered to the public. Future contributions, redemptions and exchanges will impact the amount of funds available for investment in commodity contracts in subsequent periods.

   At December 31, 2002, 100% of Series E's net assets were allocated to commodities trading. A significant portion of the net assets was held in cash which was used as margin for trading in commodities. Inasmuch as the sole business of Series E is to trade in commodities, Series E continues to own such liquid assets to be used as margin. PSI credits Series E with interest income on 100% of its average daily equity maintained in its accounts with PSI during each month at the 13-week Treasury bill discount rate.

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

Results of Operations

   The net asset value per Interest as of December 31, 2002 was $158.38, an increase of 22.50% from the December 31, 2001 net asset value per Interest of $129.29 which was an increase of 7.42% from the December 31, 2000 net asset value per Interest of $120.36. The CISDM Fund/Pool Qualified Universe Index (formerly known as the Zurich Fund/Pool Qualified Universe Index) returned 11.99% and 7.52% for the years ended December 31, 2002 and 2001, respectively. The CISDM Fund/Pool Qualified Universe Index is the dollar weighted, total return of all commodity pools tracked by Managed Account Reports, LLC. Past performance is no guarantee of future results.

   Series E's trading gains before commissions and related fees for the years ended December 31, 2002 and 2001 and the period from April 6, 2000 (commencement of operations) to December 31, 2000 were $5,920,000, $1,295,000 and $1,430,000, respectively. Due to the nature of Series E's trading activities, a period to period comparison of its trading results is not meaningful. However, a detailed discussion of the trading results for the year ended December 31, 2002 is presented below.

   Net losses for Series E were experienced in the metals and energy sectors. Profits were the result of gains in the financial, currency, and grain sectors.

   Base metals began the year on a rise as global economic activity showed signs of recovery but fell in the second half of the year due to weak economies and decreased industrial production. Short positions in aluminum and zinc early in the year and long positions in copper, zinc and nickel in the second half led to net losses in this sector.

   Energy markets were volatile at the beginning of the year, but rose toward the first quarter-end as the escalating conflict in the Middle East prompted fears of an interruption in supplies. This, together with hopes for increased U.S. energy demand due to a recovering economy, reinforced the normal seasonal upward pressure on energy prices. Expectations for colder March weather, together with concerns regarding the safety of nuclear power plants, helped drive natural gas prices higher. Energy markets continued their upward climb through the end of the year as fears of impending war with Iraq and the Venezuelan oil strike pushed crude oil prices up significantly. Crude oil rose from the low $20's per barrel earlier in the year to approximately $30 a barrel at year-end. Gains earned in the third quarter from long crude oil positions did not offset losses incurred throughout the year.

   Global bond markets trended lower through most of the first quarter of 2002 amid growing prospects for interest rate hikes by central banks. In the U.S., interest rates rose towards the end of the first quarter in response to stronger than expected economic data and indications that the U.S. Federal Reserve Bank (the 'Fed') would lean towards increasing rates in the near future. In the second and third quarters, significant downturns in world equity markets and disappointing corporate profits caused a flight to quality into bond markets around the world. The Fed kept rates unchanged at 1.75% throughout the first three quarters of the year. Other central banks, including the European Central Bank and the Bank of Japan, generally followed the lead of the Fed leaving rates unchanged and foreign bond markets rose. Global bond prices were slightly weaker at the start of the last quarter as interest rates rose in response to the stock market rally and optimism on economic prospects. This trend reversed when the Fed cut interest rates by 50 basis points to 1.25%, a new 40-year low, at its first quarterly meeting in November. This was the first rate cut of 2002, following 11 cuts in 2001. The Fed also switched its economic outlook for the near future from a bias toward 'economic weakness' to 'balanced.' Long positions in European bonds during the second half of the year resulted in net gains for Series E.

   In foreign exchange markets, the U.S. dollar began the year strong against most major foreign currencies as the U.S. economy exhibited signs of recovery. The trend reversed in the second quarter as weak U.S. economic growth in relation to other economies and concerns regarding accounting irregularities in major U.S. corporations drove the dollar downward. Most European currencies and the euro were weak early in the year but rallied in March amid hopes of an economic recovery. In the third quarter, the euro surpassed parity with the U.S. dollar as investors' desire for U.S. assets decreased, but ended the quarter lower. The British pound rose against the U.S. dollar early in the year amid perceived strength in the British economy and gained as a result of positive economic data. Towards the end of the year, the U.S. dollar began the quarter up amid evidence of a firming U.S. economy, but traded lower against many major foreign currencies in December. The market reacted to the sluggish U.S. economy, weaker foreign demand for the U.S. dollar and expectations of war with Iraq. Long euro, Swiss franc and New Zealand dollar positions resulted in net gains.

   In commodities markets, drought in the mid-western U.S. during the second half of the year drove price increases in corn, wheat and soybean markets. Long positions in corn and wheat resulted in gains.

   Equity indexes began the year choppily due to a continuing weak economy and concerns about balance sheet reporting and accounting irregularities. Positive data and hopes of an economic recovery boosted stock markets towards the middle of the first quarter. However, as investor confidence collapsed in response to concerns about accounting transparency at some firms, heightened tension in the Middle East, and decreased corporate sales and profits, global equity markets moved sharply lower throughout the second quarter. In Japan, the Nikkei Index hit new lows in the third quarter as the economy continued to struggle with structural problems and the Japanese government prepared new fiscal policy initiatives. Equity markets rallied in mid-October, triggered by a surge of global economic optimism, but fell once again towards the end of the year providing a negative return for the third consecutive year. Overall, equity markets around the world showed poor performance for 2002. In the U.S., the Dow Jones Industrial Average was down 16.76% for the year while the S&P 500 was down 23.37%. The London FTSE returned a negative 24.48% and the Hong Kong Hang Seng Index ended the year down 18.21%. Overall, short positions in the euro DAX, NASDAQ and S&P 500 during the second, third and fourth quarters of the year resulted in net gains for Series E.

   Increasing average net asset levels have led to increases in interest earned and commissions and management fees incurred by Series E. Series E's average net asset levels were significantly higher during the year ended December 31, 2002 as compared to the prior year, primarily from additional contributions and favorable trading performance during 2002 offset, in part, by redemptions during 2002. Series E's average net assets levels were higher during the year ended December 31, 2001 as compared to the prior period, primarily from additional contributions and favorable trading performance during 2000 and 2001 offset, in part, by redemptions during 2001. Additionally, there was a full year of operations in 2001 as compared to approximately nine months in the period ended December 2000.

   Interest income is earned on the average daily equity maintained with PSI at the 13-week Treasury bill discount rate and, therefore, varies weekly according to interest rates, trading performance, contributions and redemptions. Interest income increased by $4,000 during 2002 as compared to 2001 and increased by $11,000 during 2001 as compared to the 2000 period due to the increases in average net asset levels as discussed above, which were significantly offset by the impact of declining interest rates. There were lower overall interest rates during 2002 versus 2001 and lower overall interest rates during 2001 versus the 2000 period.

   Commissions are calculated on Series E's net asset value at the end of each week and, therefore, vary according to weekly trading performance, contributions and redemptions. Other transaction fees consist of National Futures Association, exchange and clearing fees as well as floor brokerage costs and give-up charges, which are based on the number of trades the trading advisor executes, as well as which exchange, clearing firm or bank on, or through, which the contract is traded. Commissions and other transaction fees increased by $512,000 during 2002 as compared to 2001 and increased by $220,000 during 2001 as compared to the 2000 period due to the increases in average net asset levels as discussed above.

   All trading decisions for Series E are made by Graham Capital Management, L.P. (the 'Trading Advisor'). Management fees are calculated on Series E's net asset value at the end of each week and, therefore, are affected by weekly trading performance, contributions and redemptions. Management fees increased by $167,000 during 2002 as compared to 2001 and increased by $68,000 during 2001 as compared to the 2000 period due to the increases in average net asset levels as discussed above.

   Incentive fees are based on the 'New High Net Trading Profits' generated by the Trading Advisor, as defined in the Advisory Agreement among Series E, the Managing Owner and the Trading Advisor. Incentive fees incurred during the years ended December 31, 2002 and 2001 and the period from April 6, 2000 (commencement of operations) to December 31, 2000 were $986,000, $303,000 and $239,000, respectively.

   General and administrative expenses for the years ended December 31, 2002 and 2001 and the period from April 6, 2000 (commencement of operations) to December 31, 2000 were $152,000, $111,000 and $123,000, respectively. These expenses include accounting, audit, tax and legal fees as well as printing and postage costs related to reports sent to limited owners, and are before reimbursement of costs incurred by
                                       14
the Managing Owner on behalf of Series E. To the extent that general and administrative expenses exceed 1.5% of Series E's net asset value during the year (with a maximum of 0.5% attributable to other than legal and audit expenses) such amounts are borne by the Managing Owner and its affiliates. Because applicable expenses exceeded these limits, a portion of these expenses has been borne by the Managing Owner and its affiliates, resulting in a net cost to Series E of $116,000, $77,000 and $58,000, respectively. The net cost to Series E has been increasing primarily as a result of applying these limitations to increasing net asset levels as discussed above.

Inflation

   Inflation has had no material impact on operations or on the financial condition of Series E from inception through December 31, 2002.

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 31, 2002 was $84.

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