Form 10-K, Exhibit 13
period 2004-12-31
WORLD MONITOR TRUST II SERIES E
filed 2005-03-31
CIK 1090701

WORLD MONITOR TRUST II – SERIES E

ANNUAL REPORT

December 31, 2004

WORLD MONITOR TRUST II – SERIES E

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Owners of

World Monitor Trust II – Series E

We have audited the accompanying statement of financial condition of World Monitor Trust II – Series E as of December 31, 2004, including the December 31, 2004 condensed schedule of investments, and the related statements of operations and changes in trust capital for the year then ended. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of World Monitor Trust II – Series E as of December 31, 2004, and the results of its operations and changes in its trust capital for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Arthur F. Bell, Jr. & Associates, L.L.C.

Hunt Valley, Maryland

March 25, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Owners of

World Monitor Trust II – Series E

In our opinion, the accompanying statement of financial condition, including the condensed schedule of investments, and the related statements of operations and changes in trust capital present fairly, in all material respects, the financial position of World Monitor Trust II – Series E at December 31, 2003, and the results of its operations and changes in its trust capital for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York

January 23, 2004

WORLD MONITOR TRUST II – SERIES E

STATEMENTS OF FINANCIAL CONDITION

December 31, 2004 and 2003

	2004	2003
ASSETS
Cash in commodity trading accounts	$42,150,059	$46,176,633
Net unrealized gain on open futures contacts	1,180,948	3,004,530

Total assets	$43,331,007	$49,181,163

LIABILITIES
Incentive fees payable	$0	$502,216
Commissions and other transaction fees payable	243,578	271,713
Accrued expenses payable	175,602	117,756
Management fees payable	80,393	86,742
Unrealized loss on open forward contracts	435,174	6,394
Redemptions payable	86,410	0

Total liabilities	1,021,157	984,821

Commitments

TRUST CAPITAL
Limited interests (226,409.355 and 270,410.850 interests outstanding) at December 31, 2004 and 2003	41,871,365	47,714,287
Managing Owner interests (2,371 and 2,732 interests outstanding) at December 31, 2004 and 2003	438,485	482,055

Total trust capital	42,309,850	48,196,342

Total liabilities and trust capital	$43,331,007	$49,181,163

See accompanying notes.

WORLD MONITOR TRUST II – SERIES E

CONDENSED SCHEDULES OF INVESTMENTS

December 31, 2004 and 2003

	2004		2003
Futures and Forward Contracts	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)
Futures contracts purchased:
Commodities	0.37%	$156,485	7.00%	$3,376,106
Currencies	0.00%	0	1.50%	725,729
Interest rates	0.41%	172,957	(0.08)%	(39,381)
Stock indices	2.07%	879,361	3.32%	1,599,113

Net unrealized gain on futures contracts purchased	2.85%	1,208,803	11.74%	5,661,567

Futures contracts sold:
Commodities	(0.25)%	(105,505)	(4.89)%	(2,358,336)
Currencies	0.00%	0	(0.75)%	(360,141)
Interest rates	0.20%	82,750	0.00%	0
Stock indices	(0.01)%	(5,100)	0.13%	61,440

Net unrealized (loss) on futures contracts sold	(0.06)%	(27,855)	(5.51)%	(2,657,037)

Net unrealized gain on futures contracts	2.79%	$1,180,948	6.23%	$3,004,530

Forward currency contracts purchased:
Net unrealized gain (loss) on forward contracts purchased	0.49%	$206,385	(0.01)%	$(6,217)

Forward currency contracts sold:
Net unrealized loss on forward contracts sold	(1.52)%	(641,559)	0.00%	(177)

Net unrealized (loss) on forward contracts	(1.03)%	$(435,174)	(0.01)%	$(6,394)

Settlement Currency – Futures Contracts
British pound	0.84%	$355,588	0.09%	$41,957
Australian dollar	0.00%	78	0.00%	331
Canadian dollar	0.00%	0	(0.21)%	(101,050)
Swiss franc	0.00%	0	0.08%	40,911
Euro	0.40%	169,365	1.10%	529,539
Japanese yen	0.58%	244,434	0.03%	15,712
Hong Kong dollar	0.00%	566	0.01%	2,878
U.S. dollar	0.97%	410,917	5.13%	2,474,252

Total futures contracts	2.79%	$1,180,948	6.23%	$3,004,530

Settlement Currency – Forward Contracts
British pound	0.37%	$154,562	0.00%	$0
Australian dollar	0.01%	4,630	0.00%	0
Canadian dollar	(0.01)%	(4,645)	(0.01)%	(6,394)
Swiss franc	(0.31)%	(129,191)	0.00%	0
Euro	0.13%	56,536	0.00%	0
Japanese yen	0.10%	40,049	0.00%	0
U.S. dollar	(1.52)%	(641,559)	0.00%	0
Mexican peso	0.07%	28,110	0.00%	0
New Zealand dollar	(0.08)%	(32,997)	0.00%	0
South African rand	0.21%	89,331	0.00%	0

Total forward contracts	(1.03)%	$(435,174)	(0.01)%	$(6,394)

See accompanying notes.

WORLD MONITOR TRUST II – SERIES E

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
REVENUES
Realized	$8,439,997	$6,474,646	$4,349,429
Change in unrealized	(2,252,362)	1,181,771	1,570,282
Interest income	553,074	462,267	244,746

Total revenues	6,740,709	8,118,684	6,164,457

EXPENSES
Brokerage commissions and other transaction fees	2,734,304	2,821,141	982,336
Management fees	860,862	891,247	312,130
Incentive fees	1,209,951	761,554	986,144
General and administrative	278,229	153,448	151,895

Total expenses	5,083,346	4,627,390	2,432,505

General and administrative expenses borne by the Managing Owner and and its affiliates	0	0	(36,257)

Net expenses	5,083,346	(4,627,390)	2,396,248

NET INCOME	$1,657,363	$3,491,294	$3,768,209

NET INCOME PER WEIGHTED AVERAGE LIMITED AND MANAGING OWNER INTEREST
Net income per weighted average limited and Managing Owner interest	$6.64	$13.63	$34.59

Weighted average number of limited and Managing Owner interests outstanding	249,680	256,232	108,949

See accompanying notes.

WORLD MONITOR TRUST II – SERIES E

STATEMENTS OF CHANGES IN TRUST CAPITAL

For the Years Ended December 31, 2004, 2003 and 2002

	Interests	Limited Interests	Managing Owner Interests	Total
Trust capital at December 31, 2001	68,789.412	$8,787,237	$106,573	$8,893,810
Contributions	116,679.715	16,221,867	146,395	16,368,262
Redemptions	(17,895.484)	(2,490,631)	0	(2,490,631)
Net income for the year ended December 31, 2002		3,720,264	47,945	3,768,209

Trust capital at December 31, 2002	167,573.643	26,238,737	300,913	26,539,650
Contributions	134,826.122	23,021,451	290,242	23,311,693
Redemptions	(29,256.915)	(4,994,539)	(151,756)	(5,146,295)
Net income for the year ended December 31, 2003		3,448,638	42,656	3,491,294

Trust capital at December 31, 2003	273,142.850	47,714,287	482,055	48,196,342
Redemptions	(44,362.495)	(7,482,887)	(60,968)	(7,543,855)
Net income for the year ended December 31, 2004		1,639,965	17,398	1,657,363

Trust capital at December 31, 2004	228,780.355	$41,871,365	$438,485	$42,309,850

Net Asset Value per Limited and Managing Owner Interest
December 31,
2004	2003	2002
$184.94	$176.45	$158.38

See accompanying notes.

WORLD MONITOR TRUST II – SERIES E

NOTES TO FINANCIAL STATEMENTS

Note 1.	ORGANIZATION

A. General Description of the Trust

          World Monitor Trust II (the “Trust”) is a business trust organized under the laws of Delaware on April 22, 1999. The Trust consists of three separate and distinct series (“Series”): Series D, E and F. Series D, E and F commenced trading operations on March 13, 2000, April 6, 2000 and March 1, 2000, respectively and each Series will continue to exist until terminated pursuant to the provisions of Article XIII of the Third Amended and Restated Declaration of Trust and Trust Agreement (the “Trust Agreement”). The assets of each Series are segregated from those of the other Series, separately valued and independently managed. Each Series was formed to engage in the speculative trading of a diversified portfolio of futures, forward and options contracts, and may, from time to time, engage in cash and spot transactions. The trustee of the Trust is Wilmington Trust Company.

          On July 1, 2003, Prudential Financial, Inc. (“Prudential”) and Wachovia Corp. (“Wachovia”) combined their separate retail securities brokerage and clearing businesses under a new holding company named Wachovia/Prudential Financial Advisors, LLC (“WPFA”), owned 62% by Wachovia and 38% by Prudential. As a result, the retail brokerage operations of Prudential Securities Incorporated (“PSI”) were contributed to Wachovia Securities, LLC (“Wachovia Securities”). Wachovia Securities is wholly-owned by WPFA and is a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. (“NASD”) and all major securities exchanges. Series E and its Managing Owner, Prudential Securities Futures Management, Inc., a wholly owned subsidiary of PSI, entered into a service agreement with Wachovia Securities, effective July 1, 2003. Pursuant to this agreement, Wachovia Securities agrees to provide certain enumerated services to accounts of the limited interest owners carried at Wachovia.

          Effective July 1, 2003, PSI changed its name to Prudential Equity Group, Inc. (“PEG”). PEG remained an indirectly wholly-owned subsidiary of Prudential. PEG was a registered broker-dealer and a member of the NASD and all major securities exchanges and conducted the equity research, domestic and international equity sales and trading operations, and commodity brokerage and derivative operations it had previously conducted as PSI until December 31, 2003. As part of the process of reorganizing its business structure, Prudential Securities Group, Inc. (“PSG”), the direct parent of PEG and a wholly-owned subsidiary of Prudential, transferred the commodity brokerage, commodity clearing and derivative operations previously performed by PEG to another PSG indirect wholly-owned subsidiary, Prudential Financial Derivatives, LLC (“PFD”) effective January 1, 2004. Like PEG, PFD is registered as a futures commission merchant under the Commodity Exchange Act and is a member of the National Futures Association. On April 1, 2004, PEG transferred the ownership of the Managing Owner and PFD Holdings, LLC, the direct parent of PFD, to PSG.

WORLD MONITOR TRUST II – SERIES E

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 1.	ORGANIZATION (CONTINUED)

A. General Description of the Trust (Continued)

          On June 30, 2004, PSG and Preferred Investment Solutions Corp., formerly Kenmar Advisory Corp. (“Preferred”), entered into a Stock Purchase Agreement, pursuant to which PSG would sell, and Preferred would buy, all of the capital stock of Prudential Securities Futures Management Inc. (the then current Managing Owner of Series D) and another commodity pool operator owned by PSG. In connection with the transaction, Prudential Securities Futures Management Inc. solicited proxies seeking approval from the Series D interestholders for (i) the sale of the stock of Prudential Securities Futures Management Inc. to Preferred; (ii) the concomitant approval of Preferred as the new Managing Owner of Series D; and (iii) the approval of certain amendments to the Declaration of Trust and Trust Agreement of the Trust. A Report on Form 8-K describing the transaction was filed with the Securities and Exchange Commission on July 1, 2004 and the definitive proxies were filed with the Securities and Exchange Commission on July 20, 2004.

          As of October 1, 2004, Preferred acquired from PSG all of the outstanding stock of Prudential Securities Futures Management Inc. Immediately after such acquisition, Prudential Securities Futures Management Inc. was merged with and into Preferred. Accordingly, as of October 1, 2004 all of the board of directors and officers of Prudential Securities Futures Management Inc. resigned. Following Preferred’s acquisition of Prudential Securities Futures Management Inc. and its merger with and into Preferred, Preferred became the successor Managing Owner of Series E.

The term Managing Owner, as used herein, refers either to Prudential Securities Futures Management Inc. or Preferred, depending upon the applicable period discussed.

B. Regulation

          As a registrant with the Securities and Exchange Commission, the Trust is subject to the regulatory requirements under the Securities Act of 1933 and the Securities Exchange Act of 1934. As a commodity pool, the Trust is subject to the regulations of the Commodity Futures Trading Commission, an agency of the United States (U.S.) government which regulates most aspects of the commodity futures industry; rules of the National Futures Association, an industry self-regulatory organization; and the requirements of the various commodity exchanges where the Trust executes transactions. Additionally, the Trust is subject to the requirements of the futures commission merchants (brokers) and interbank market makers through which the Trust trades.

WORLD MONITOR TRUST II – SERIES E

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 1.	ORGANIZATION (CONTINUED)

C. The Offering

          Up to $50,000,000 of limited interests in each Series (“Limited Interests”) were being offered (totaling $150,000,000) (“Subscription Maximum”) until each Series’ Subscription Maximum was met either through sale or exchange or until the Managing Owner suspended the offering of Limited Interests as discussed below. Interests are being offered to investors who meet certain established suitability standards, with a minimum initial subscription of $5,000 ($2,000 for an individual retirement account), although the minimum purchase for any single Series is $1,000. General Interests are also being sold exclusively to the Managing Owner. Limited Interests and General Interests are sometimes collectively referred to as “Interests”.

          Initially, the Limited interests for each Series were offered for a period of up to 180 days after the date of the Prospectus (“Initial Offering Period”) at $100 per interest. The subscription minimum of $5,000,000 for each Series was reached during the Initial Offering Period permitting Series D, E and F to commence trading operations. Series E completed its initial offering April 6, 2000 with gross proceeds of $5,157,459, which was fully allocated to commodities trading. Series E and F interests were offered until they substantially achieved their subscription maximum of $50,000,000 on the sale of Limited Interests during June 2003 and July 2003, respectively. In addition, since July 2003, the weekly offering of interests in Series D has been suspended. Accordingly, at this time, interests in Series E may not be offered or exchanged.

          The Managing Owner is required to maintain at least a 1% interest in the capital, profits and losses of each Series so long as it acting as the Managing Owner, and it will make such contributions (and in return will receive General Interests) as are necessary to meet this requirement.

D. The Trading Advisor

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

WORLD MONITOR TRUST II – SERIES E

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 1.	ORGANIZATION (CONTINUED)

E. Exchanges, Redemptions and Termination

          Interests owned in one series of the Trust (Series D, E or F) were exchangeable, without any charge, for Interests of one or more other Series on a weekly basis for as long as Limited Interests in those Series were being offered to the public. Exchanges were made at the applicable Series’ then current net asset value per Interest as of the close of business on the Friday immediately preceding the week in which the exchange request was effected. The exchange of Interests was treated as a redemption of Interests in one Series (with the related tax consequences) and the simultaneous purchase of Interests in the other Series. Series E and Series F are no longer offered to the public as those series substantially achieved their subscription maximums during June 2003 and July 2003, respectively. In addition, since July 2003, the offering of interests in Series D has been temporarily suspended, as further discussed in Note A. Accordingly, at this time, Interests may not be exchanged. Exchanges from Series E into Series D may resume once the requirements disclosed above are complied with. Future redemptions and exchanges will impact the amount of funds available for investment in commodity contracts in subsequent periods.

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

Note 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Basis of Accounting

          The financial statements of Series E are prepared in accordance with accounting principles generally accepted in the United States of America. Such principles require the Managing Owner to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

WORLD MONITOR TRUST II – SERIES E

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

A. Basis of Accounting (Continued)

          Commodity futures and forward transactions are reflected in the accompanying statements of financial condition on trade date. Net unrealized gain or loss on open contracts (the difference between contract trade price and market price) is reflected in the statement of financial condition in accordance with Financial Accounting Standards Board Interpretation No. 39 – “Offsetting of Amounts Related to Certain Contracts.” The market value of futures (exchange-traded) contracts is based upon the closing quotation on the various futures exchanges on which the contract is traded. The fair value of swap and forward (non-exchange traded) contracts is extrapolated on a forward basis from the spot prices. Any change in net unrealized gain or loss during the current period is reported in the statement of operations. Realized gains and losses on commodity transactions are recognized in the period in which the contracts are closed.

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

          Series E has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Account Standards No. 102, “Statement of Cash Flows – Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.”

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

B. Income Taxes

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

WORLD MONITOR TRUST II – SERIES E

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

C. Profit and Loss Allocations and Distributions

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

D. Foreign Currency Transaction

          Series E’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other then the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than U.S. dollars are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

Note 3.	FEES

A. Organizational and General and Administrative Costs

          PEG or its affiliates paid the costs of organizing Series E and all costs of offering its Limited Interests and continued to pay the administrative costs incurred by the Managing Owner or its affiliates for services they performed for Series E through September 30, 2004. Effective October 1, 2004, Preferred pays all administrative costs associated with Series E. Preferred may engage third parties to perform such services for Series E. These services will be paid for by Preferred to the extent they are not reimbursable by Series E. Administrative costs include, but are not limited to, those costs discussed in Note 4 below.

          Routine legal, audit, postage, and other routine third party administrative costs are paid by Series E. To the extent that general and administrative costs incurred by Series E exceed 1.5% of Series E’s net asset value during the year (with a maximum of 0.5% attributable to other than legal and audit expenses) such amounts will be borne by the Managing Owner and its affiliates.

WORLD MONITOR TRUST II – SERIES E

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 3.	FEES (CONTINUED)

B. Management and Incentive Fees

          Series E pays its Trading Advisor a management fee at an annual rate of 2% of Series E’s net asset value allocated to its management. The management fee is determined weekly and the sum of such weekly amounts is paid monthly. Series E also pays its Trading Advisor a quarterly incentive fee equal to 22% of such Trading Advisor’s “New High Net Trading Profits” (as defined in the advisory agreement). The incentive fee also accrues weekly.

C. Commissions

          Prior to January 1, 2004, Prudential Securities Futures Management, Inc., as Managing Owner, and the Trust entered into a brokerage agreement with PEG to act as commodity broker for each Series whereby Series E pays a fixed fee for brokerage services rendered at an annual rate of 6% of Series E’s net asset value. The fee is determined weekly and the sum of such weekly amounts is paid monthly. Series E is also obligated to pay all floor brokerage expenses, give-up charges and NFA, clearing and exchange fees incurred in connection with Series E’s commodity trading activities.

          On January 1, 2004, PEG, a wholly owned subsidiary of PSG, transferred its Global Derivatives Division to PFD and Pru Global Securities, LLC, two other indirect wholly-owned subsidiaries of PSG. In connection with this transfer, PEG assigned its brokerage agreement with Series E to PFD, a properly qualified futures commission merchant.

          On October 1, 2004, an agreement was executed between Preferred and PFD which amended and restated the brokerage commissions which were previously paid to PFD, excluding transaction fees which will be paid to PFD. The agreement incorporates the previous PFD brokerage agreement’s terms, including the total fees paid by Series E.

Note 4.	RELATED PARTIES

Prior to October 1, 2004, Series E reimbursed the Managing Owner or its affiliates for services they performed for Series E, which included, but were not limited to: brokerage services; accounting and financial management; registrar, transfer and assignment functions; Investor communications; printing and other administrative services. However, to the extent that general and administrative expenses exceeded 1.5% of Series E’s net asset value during the year (with a maximum of 0.5% attributable to other than legal and audit expenses) such amounts were borne by the Managing Owner and its affiliates. Because general and administrative expenses during 2002 exceeded such limitations, a portion of the expenses related to services the Managing Owner performed for Series E, other than brokerage services, were borne by the Managing Owner and its affiliates. Additionally, PEG or its affiliates paid the costs of organizing Series E and all costs of organizing and offering Series E Interests.

WORLD MONITOR TRUST II – SERIES E

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 4.	RELATED PARTIES (CONTINUED)

The expenses incurred by Series E for services performed by the Managing Owner and its affiliates for Series E were:

	2004	2003	2002
Commissions	$2,570,762	$2,657,256	$929,926
General and administrative	91,866	80,763	83,486

	2,662,628	2,738,019	1,013,412
General and administrative expenses borne by the Managing Owner and its affiliates	0	0	(36,257)

	$2,662,628	$2,738,019	$977,155

Expenses payable to the Managing Owner and its affiliates (which are included in accrued expenses) as of December 31, 2004 and 2003 were $241,500 and $69,443, respectively.

All of the proceeds of the offering of Series E were received in the name of Series E and were deposited in trading or cash accounts at PEG. Prior to January 1, 2004, Series E’s assets were maintained with PEG for margin purposes and PEG credited Series E monthly with 100% of the interest earned on the average net assets in Series E’s account. Effective January 1, 2004, Series E’s assets are maintained with PFD and PFD credits Series E monthly with 100% of the interest it earns on the average net assets in Series E’s account.

Series E, acting through its Trading Advisor may execute over-the-counter, spot, forward and/or option foreign exchange transactions with its broker (PEG through December 31, 2003, PFD effective January 1, 2004). The respective broker then engages in back-to-back trading with an affiliate, Prudential-Bache Global Markets Inc. (“PBGM”). PBGM attempts to earn a profit on such transactions. PBGM keeps its prices on foreign currency competitive with other interbank currency trading desks. All over-the-counter currency transactions are conducted between Series E and its broker pursuant to a line of credit. The broker may require that collateral be posted against the marked-to-market positions of Series E.

Note 5.	INCOME TAXES

There have been no differences between the tax basis and book basis of Interest holders’ capital since inception of the Trust.

Note 6.	DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS

Series E is exposed to various types of risks associated with the derivative instruments and related markets in which it invests. These risks include, but are not limited to, risk of loss from fluctuations in the value of derivative instruments held (market risk) and the inability of counterparties to perform under the terms of Series E’s investment activities (credit risk).

WORLD MONITOR TRUST II – SERIES E

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 6.	DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS (CONTINUED)

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

Credit Risk

When entering into futures or forward contracts, Series E is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with the particular exchange. In general, clearinghouses are backed by their corporate members who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e. some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, there is concentration risk on forward transactions entered into by Series E as Series E’s commodity broker (as defined in Note 4), is the sole counterparty. Series E has entered into a master netting agreement with its broker and, as a result, when applicable presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition. The amount at risk associated with counterparty non-performance of all of Series E’s contracts is the net unrealized gain included in the statements of financial condition; however, counterparty non-performance on only certain of Series E’s contracts may result in greater loss than non-performance on all of Series E’s contracts. There can be no assurance that any counterparty clearing member or clearinghouse will meet its obligations to Series E.

WORLD MONITOR TRUST II – SERIES E

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 6.	DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS (CONTINUED)

Credit Risk (Continued)

The Managing Owner attempts to minimize both credit and market risks by requiring Series E and its Trading Advisor to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies which include, but are not limited to, executing and clearing all trades with creditworthy counterparties; limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the advisory agreement among Series E, the Managing Owner and the Trading Advisor, Series E shall automatically terminate the Trading Advisor if the net asset value allocated to the Trading Advisor declines by 40% from the value at the beginning of any year or since the commencement of trading activities. Furthermore, the Third Amended and Restated Declaration of Trust and Trust Agreement provides that Series E will liquidate its positions, and eventually dissolve, if Series E experiences a decline in the net asset value of 50% from the value at the beginning of any year or since the commencement of trading activities. In each case, the decline in net asset value is after giving effect for distributions, contributions and redemptions. The Managing Owner may impose additional restrictions (through modifications of trading limitations and policies) upon the trading activities of the Trading Advisor as it, in good faith, deems to be in the best interest of Series E.

Series E’s futures commission merchant, in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission (“CFTC”) regulations to separately account for and segregate as belonging to Series E all assets of Series E relating to domestic futures trading and is not allowed to commingle such assets with its other assets. At December 31, 2004 and 2003, such segregated assets totaled $12,704,051 and $14,747,218, respectively. Part 30.7 of the CFTC regulations also requires Series E’s futures commission merchant to secure assets of Series E related to foreign futures trading which totaled $30,626,956 and $34,433,945 at December 31, 2004 and 2003, respectively. There are no segregation requirements for assets related to forward trading.

As of December 31, 2003, Series E’s open futures and forward contracts generally mature within one year, although certain interest rate futures contracts have maturities as distant as March 2006.

WORLD MONITOR TRUST II – SERIES E

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 7.	FINANCIAL HIGHLIGHTS

The following information presents performance per interest data and other supplemental financial data for the years ended December 31, 2004, 2003 and 2002. This information has been derived from information presented in the financial statements.

	2004	2003	2002
Per Interest Performance (for an interest outstanding throughout the entire year)

Net asset value per interest at beginning of year	$176.45	$158.38	$129.29

Net realized gain and change in net realized gain on commodity transactions (1)	26.63	35.27	48.09
Interest income (1)	2.22	1.81	2.25
Expenses (1)	(20.36)	(19.01)	(21.25)

Net increase for the year	8.49	18.07	29.09

Net asset value per interest at end of year	$184.94	$176.45	$158.38

Total Return
Total Return before incentive fees	7.65%	13.16%	28.94%
Incentive fees	(2.84)%	(1.75)%	(6.44)%

Total Return after incentive fees	4.81%	11.41%	22.50%

Supplemental Data
Ratios to average net asset value:
Net investment (loss) before incentive fees (2)	(7.80)%	(7.80)%	(7.60)%
Incentive fees	(2.84)%	(1.75)%	(6.44)%

Net investment (loss) after incentive fees (2)	(10.64)%	(9.55)%	(14.04)%

Interest income	1.30%	1.06%	1.60%

Incentive fees	2.84%	1.75%	6.44%
Other expenses	9.10%	8.86%	9.20%

Total expenses	11.94%	10.61%	15.64%

Total returns are calculated based on the change in value of an interest during the year. An individual interestholder’s total returns and ratios may vary from the above total returns and ratios based on the timing of additions and redemptions.

(1)	Interest income per interest and expenses per interest are calculated by dividing interest income and expenses by the weighted average number of interests outstanding during the year. Net realized gain and change in net unrealized gain (loss) on commodity transactions is a balancing amount necessary to reconcile the change in net asset value per interest with the other per interest information.
(2)	Represents interest income less total expenses (exclusive of incentive fees).