Form 10-K, Exhibit 13
period 2005-12-31
WORLD MONITOR TRUST II SERIES E
filed 2006-03-31
CIK 1090701

WORLD MONITOR TRUST II – SERIES E

ANNUAL REPORT

December 31, 2005

WORLD MONITOR TRUST II – SERIES E

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Owners of

World Monitor Trust II – Series E

We have audited the accompanying statement of financial condition, including the condensed schedule of investments, of World Monitor Trust II – Series E (the “Trust”) as of December 31, 2005, and the related statements of operations and changes in trust capital for the year then ended. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements for the years ended December 31, 2004 and 2003, including the condensed schedule of investments for 2004, were audited by other auditors whose reports dated March 25, 2005 and January 23, 2004, respectively, expressed unqualified opinions on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2005 financial statements referred to above present fairly, in all material respects, the financial position of World Monitor Trust II – Series E at December 31, 2005, and the results of its operations and changes in its trust capital for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

March 29, 2006

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

/s/ PricewaterhouseCoopers LLP

New York, New York
January 23, 2004

WORLD MONITOR TRUST II – SERIES E

STATEMENTS OF FINANCIAL CONDITION

December 31, 2005 and 2004

	2005	2004
ASSETS
Cash in commodity trading accounts	$30,045,374	$42,150,059
Net unrealized gain on open forward contracts	599,873	0
Net unrealized gain on open futures contacts	125,337	1,180,948

Total assets	$30,770,584	$43,331,007

LIABILITIES
Commissions and other transaction fees payable	$4,683	$243,578
Accrued expenses payable	313,916	175,602
Management fees payable	60,957	80,393
Unrealized loss on open forward contracts	0	435,174
Redemptions payable	291,894	86,410

Total liabilities	671,450	1,021,157

TRUST CAPITAL
Limited interests (186,721.969 and 226,409.355 interests outstanding) at December 31, 2005 and 2004	29,787,258	41,871,365
Managing Owner interests (1,955 and 2,371 interests outstanding) at December 31, 2005 and 2004	311,876	438,485

Total trust capital	30,099,134	42,309,850

Total liabilities and trust capital	$30,770,584	$43,331,007

See accompanying notes.

WORLD MONITOR TRUST II – SERIES E

CONDENSED SCHEDULES OF INVESTMENTS

December 31, 2005 and 2004

	2005		2004
Futures and Forward Contracts	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)
Futures contracts purchased:
Commodities	0.06%	$18,796	0.37%	$156,485
Interest rates	0.15%	46,140	0.41%	172,957
Stock indices	0.39%	116,243	2.07%	879,361

Net unrealized gain on futures contracts purchased	0.60%	181,179	2.85%	1,208,803

Futures contracts sold:
Commodities	(0.12)%	(35,090)	(0.25)%	(105,505)
Interest rates	(0.08)%	(24,502)	0.20%	82,750
Stock indices	0.01%	3,750	(0.01)%	(5,100)

Net unrealized (loss) on futures contracts sold	(0.19)%	(55,842)	(0.06)%	(27,855)

Net unrealized gain on futures contracts	0.41%	$125,337	2.79%	$1,180,948

Forward currency contracts purchased:
Net unrealized gain on forward contracts purchased	2.15%	$647,296	0.49%	$206,385

Forward currency contracts sold:
Net unrealized loss on forward contracts sold	(0.16)%	(47,423)	(1.52)%	(641,559)

Net unrealized gain (loss) on forward contracts	1.99%	$599,873	(1.03)%	$(435,174)

See accompanying notes.

WORLD MONITOR TRUST II – SERIES E

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
REVENUES
Realized	$(3,776,377)	$8,439,997	$6,474,646
Change in unrealized	(20,563)	(2,252,362)	1,181,771
Interest income	1,045,577	553,074	462,267

Total (loss)/revenues	(2,751,363)	6,740,709	8,118,684

EXPENSES
Brokerage commissions and other transaction fees	2,260,312	2,734,304	2,821,141
Management fees	676,143	860,862	891,247
Incentive fees	0	1,209,951	761,554
General and administrative	113,066	278,229	153,448

Total expenses	3,049,521	5,083,346	4,627,390

NET (LOSS)/INCOME	$(5,800,884)	$1,657,363	$3,491,294

NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND MANAGING OWNER INTEREST
Net income (loss) per weighted average limited and Managing Owner interest	$(27.37)	$6.64	$13.63

Weighted average number of limited and Managing Owner interests outstanding	211,921	249,680	256,232

See accompanying notes.

WORLD MONITOR TRUST II – SERIES E

STATEMENTS OF CHANGES IN TRUST CAPITAL

For the Years Ended December 31, 2005, 2004 and 2003

	Interests	Limited Interests	Managing Owner Interests	Total
Trust capital at December 31, 2002	167,573.643	$26,238,737	$300,913	$26,539,650
Contributions	134,826.122	23,021,451	290,242	23,311,693
Redemptions	(29,256.915)	(4,994,539)	(151,756)	(5,146,295)
Net income for the year ended December 31, 2003		3,448,638	42,656	3,491,294

Trust capital at December 31, 2003	273,142.850	47,714,287	482,055	48,196,342
Redemptions	(44,362.495)	(7,482,887)	(60,968)	(7,543,855)
Net income for the year ended December 31, 2004		1,639,965	17,398	1,657,363

Trust capital at December 31, 2004	228,780.355	41,871,365	438,485	42,309,850
Redemptions	(40,103.386)	(6,343,040)	(66,792)	(6,409,832)
Net (loss) for the year ended December 31, 2005		(5,741,067)	(59,817)	(5,800,884)

Trust capital at December 31, 2005	188,676.969	$29,787,258	$311,876	$30,099,134

Net Asset Value per Limited and Managing Owner Interest December 31,
2005	2004	2003
$159.53	$184.94	$176.45

See accompanying notes.

WORLD MONITOR TRUST II – SERIES E

NOTES TO FINANCIAL STATEMENTS

Note 1.	ORGANIZATION

A.	General Description of the Trust

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

On June 30, 2004, PSG and Preferred Investment Solutions Corp., formerly Kenmar Advisory Corp. (“Preferred”), entered into a Stock Purchase Agreement, pursuant to which PSG would sell, and Preferred would buy, all of the capital stock of Prudential Securities Futures Management Inc. (the then current Managing Owner of Series E) and another commodity pool operator owned by PSG. In connection with the transaction, Prudential Securities Futures Management Inc. solicited proxies seeking approval from the Series E interestholders for (i) the sale of the stock of Prudential Securities Futures Management Inc. to Preferred; (ii) the concomitant approval of Preferred as the new Managing Owner of Series E; and (iii) the approval of certain amendments to the Declaration of Trust and Trust Agreement of the Trust. A Report on Form 8-K describing the transaction was filed with the Securities and Exchange Commission on July 1, 2004 and the definitive proxies were filed with the Securities and Exchange Commission on July 20, 2004.

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

Up to $50,000,000 of limited interests in each Series (“Limited Interests”) were being offered (totaling $150,000,000) (“Subscription Maximum”) until each Series’ Subscription Maximum was met either through sale or exchange or until the Managing Owner suspended the offering of Limited Interests as discussed below. Interests were offered to investors who met certain established suitability standards, with a minimum initial subscription of $5,000 ($2,000 for an individual retirement account), although the minimum purchase for any single Series is $1,000. General Interests were also sold exclusively to the Managing Owner. Limited Interests and General Interests are sometimes collectively referred to as “Interests”.

WORLD MONITOR TRUST II – SERIES E

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 1.	ORGANIZATION (CONTINUED)

C.	The Offering (Continued)

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

In the event that the estimated net asset value per Interest of a Series at the end of any business day after adjustments for distributions, contributions and redemptions, declines by 50% or more since the commencement of trading activities or the first day of a fiscal year, the Series will automatically terminate.

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

Cash represents amounts deposited with clearing brokers, a portion of which are restricted for purposes of meeting margin requirements, which typically range from 0% to 35% of the notional amounts of the derivatives traded, and receives interest on all cash balances held by the clearing brokers at prevailing rates.

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

C.	Profit and Loss Allocations and Distributions

Series E allocates profits and losses for both financial and tax reporting purposes to its Interest holders weekly on a pro rata basis based on each owner’s Interests outstanding during the week. Distributions (other than redemptions of Interests) may be made at the sole discretion of the Managing Owner on a pro rata basis in accordance with the respective capital balances of the Interest holders. The Managing Owner has not and does not presently intend to make any distributions.

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

The expenses incurred by Series E for services performed by the Managing Owner and its affiliates for Series E were:

	2005	2004	2003
Commissions	$2,030,892	$2,570,762	$2,657,256
General and administrative	14,797	91,866	80,763

	$2,045,689	$2,662,628	$2,738,019

Expenses payable to the Managing Owner and its affiliates (which are included in accrued expenses) as of December 31, 2005 and 2004 were $4,683 and $241,500, respectively.

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

Series E’s futures commission merchant, in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission (“CFTC”) regulations to separately account for and segregate as belonging to Series E all assets of Series E relating to domestic futures trading and is not allowed to commingle such assets with its other assets. At December 31, 2005 and 2004, such segregated assets totaled $5,015,706 and $12,704,051, respectively. Part 30.7 of the CFTC regulations also requires Series E’s futures commission merchant to secure assets of Series E related to foreign futures trading which totaled $25,772,044 and $30,626,956 at December 31, 2005 and 2004, respectively. There are no segregation requirements for assets related to forward trading.

At December 31, 2005, Series E’s open futures and forward contracts generally mature within six months.

WORLD MONITOR TRUST II – SERIES E

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 7.	FINANCIAL HIGHLIGHTS

The following information presents performance per interest data and other supplemental financial data for the years ended December 31, 2005, 2004 and 2003. This information has been derived from information presented in the financial statements.

	2005	2004	2003
Per Interest Performance
(for an interest outstanding throughout the entire year)
Net asset value per interest at beginning of year	$184.94	$176.45	$158.38

Net realized gain/(loss) and change in net realized gain/(loss) on commodity transactions (1)	(15.95)	26.63	35.27
Interest income (1)	4.93	2.22	1.81
Expenses (1)	(14.39)	(20.36)	(19.01)

Net increase/(decrease) for the year	(25.41)	8.49	18.07

Net asset value per interest at end of year	$159.53	$184.94	$176.45

Total Return
Total return before incentive fees	(13.74)%	7.65%	13.16%
Incentive fees	0.00%	(2.84)%	(1.75)%

Total return after incentive fees	(13.74)%	4.81%	11.41%

Supplemental Data
Ratios to average net asset value:
Net investment (loss) before incentive fees (2)	(5.95)%	(7.80)%	(7.80)%
Incentive fees	0.00%	(2.84)%	(1.75)%

Net investment (loss) after incentive fees	(5.95)%	(10.64)%	(9.55)%

Interest income	3.10%	1.30%	1.06%

Incentive fees	0.00%	2.84%	1.75%
Other expenses	9.05%	9.10%	8.86%

Total expenses	9.05%	11.94%	10.61%

Total returns are calculated based on the change in value of an interest during the year. An individual interestholder’s total returns and ratios may vary from the above total returns and ratios based on the timing of additions and redemptions.

(1)	Interest income per interest and expenses per interest are calculated by dividing interest income and expenses by the weighted average number of interests outstanding during the year. Net realized gain/(loss) and change in net unrealized gain (loss) on commodity transactions is a balancing amount necessary to reconcile the change in net asset value per interest with the other per interest information.
(2)	Represents interest income less total expenses (exclusive of incentive fees).