Form 10-K, Exhibit 13
period 2006-12-31
WORLD MONITOR TRUST II SERIES E
filed 2007-03-30
CIK 1090701

WORLD MONITOR TRUST II – SERIES E

ANNUAL REPORT

December 31, 2006

WORLD MONITOR TRUST II – SERIES E

TABLE OF CONTENTS

PAGES
Report of Independent Registered Public Accounting Firm – Deloitte & Touche LLP	1
Report of Independent Registered Public Accounting Firm – Arthur F. Bell, Jr. & Associates, L.L.C.	2
Financial Statements
Statements of Financial Condition	3
Condensed Schedules of Investments	4
Statements of Operations	5
Statements of Changes in Trust Capital	6
Notes to Financial Statements	7 –15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Owners of

World Monitor Trust II – Series E

We have audited the accompanying statements of financial condition, including the condensed schedule of investments, of World Monitor Trust II – Series E (the “Trust”) as of December 31, 2006 and 2005, and the related statements of operations and changes in trust capital for the two years in the period then ended. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The statement of operations and statement of changes in trust capital for the year ended December 31, 2004 were audited by another auditor whose report dated March 25, 2005 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of World Monitor Trust II – Series E at December 31, 2006 and 2005, and the results of its operations and changes in its trust capital for the two years in the period then ended in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

March 28, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Owners of

World Monitor Trust II - Series E

We have audited the accompanying statements of operations and changes in trust capital of World Monitor Trust II – Series E for the year ended December 31, 2004. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and changes in trust capital of World Monitor Trust II – Series E for the year ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

s/ Arthur F. Bell, Jr. & Associates, L.L.C.

Hunt Valley, Maryland

March 25, 2005

WORLD MONITOR TRUST II – SERIES E

STATEMENTS OF FINANCIAL CONDITION

December 31, 2006 and 2005

	2006	2005
ASSETS
Cash in commodity trading accounts	$23,270,902	$30,045,374
Interest receivable	6,959	0
Net unrealized gain on open futures contracts	499,161	125,337
Net unrealized gain on open forward contacts	293,828	599,873

Total assets	$24,070,850	$30,770,584

LIABILITIES
Commissions and other transaction fees payable	$5,221	$4,683
Accrued expenses payable	184,065	313,916
Management fees payable	47,973	60,957
Redemptions payable	60,126	291,894

Total liabilities	297,385	671,450

TRUST CAPITAL
Limited interests (143,772.262 and 186,721.969 interests outstanding) at December 31, 2006 and 2005, respectively.	23,538,201	29,787,258
Managing Owner interests (1,437 and 1,955 interests outstanding) at December 31, 2006 and 2005, respectively.	235,264	311,876

Total trust capital	23,773,465	30,099,134

Total liabilities and trust capital	$24,070,850	$30,770,584

Net Asset Value per Limited and Managing Owner Interest

December 31,
2006	2005	2004
$163.72	$159.53	$184.94

See accompanying notes.

WORLD MONITOR TRUST II – SERIES E

CONDENSED SCHEDULES OF INVESTMENTS

December 31, 2006 and 2005

	2006		2005
Futures and Forward Contracts	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)
Futures contracts purchased:
Commodities	0.02%	$3,863	0.06%	$18,796
Interest rates	(0.26)%	(61,875)	0.15%	46,140
Stock indices	0.81%	192,945	0.39%	116,243

Net unrealized gain on futures contracts purchased	0.57%	134,933	0.60%	181,179

Futures contracts sold:
Commodities	0.34%	79,926	(0.12)%	(35,090)
Interest rates	1.36%	323,712	(0.08)%	(24,502)
Stock indices	(0.17)%	(39,410)	0.01%	3,750

Net unrealized gain (loss) on futures contracts sold	1.53%	364,228	(0.19)%	(55,842)

Net unrealized gain on futures contracts	2.10%	$499,161	0.41%	$125,337

Forward currency contracts purchased:
Net unrealized gain on forward contracts purchased	1.28%	$304,870	2.15%	$647,296

Forward currency contracts sold:
Net unrealized loss on forward contracts sold	(0.05)%	(11,042)	(0.16)%	(47,423)

Net unrealized gain on forward contracts	1.23%	$293,828	1.99%	$599,873

See accompanying notes.

WORLD MONITOR TRUST II – SERIES E

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
REVENUES
Realized	$1,954,646	$(3,776,377)	$8,439,997
Change in unrealized	67,779	(20,563)	(2,252,362)
Interest income	1,335,649	1,045,577	553,074

Total revenues (loss)	3,358,074	(2,751,363)	6,740,709

EXPENSES
Brokerage commissions and othertransaction fees	1,917,566	2,260,312	2,734,304
Management fees	542,975	676,143	860,862
Incentive fees	0	0	1,209,951
General and administrative	100,463	113,066	278,229

Total expenses	2,561,004	3,049,521	5,083,346

NET INCOME (LOSS)	$797,070	$(5,800,884)	$1,657,363

NET INCOME (LOSS) PER WEIGHTED
AVERAGE LIMITED AND MANAGING OWNER INTEREST
Net income (loss) per weighted average Limited and Managing Owner interest	$4.85	$(27.37)	$6.64

Weighted average number of Limited and Managing Owner interests outstanding	164,499	211,921	249,680

See accompanying notes.

WORLD MONITOR TRUST II – SERIES E

STATEMENTS OF CHANGES IN TRUST CAPITAL

For the Years Ended December 31, 2006, 2005 and 2004

	Interests	Limited Interests	Managing Owner Interests	Total
Trust capital at December 31, 2003	273,142.850	$47,714,287	$482,055	$48,196,342
Redemptions	(44,362.495)	(7,482,887)	(60,968)	(7,543,855)
Net income for the year ended December 31, 2004		1,639,965	17,398	1,657,363

Trust capital at December 31, 2004	228,780.355	41,871,365	438,485	42,309,850
Redemptions	(40,103.386)	(6,343,040)	(66,792)	(6,409,832)
Net (loss) for the year ended December 31, 2005		(5,741,067)	(59,817)	(5,800,884)

Trust capital at December 31, 2005	188,676.969	29,787,258	311,876	30,099,134
Redemptions	(43,467.707)	(7,037,382)	(85,357)	(7,122,739)
Net income for the year ended December 31, 2006		788,325	8,745	797,070

Trust capital at December 31, 2006	145,209.262	$23,538,201	$235,264	$23,773,465

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

The term (“Managing Owner”), as used herein, refers to Prudential Securities Futures Management Inc. (“PSFM”) up to September 30, 2004. As of October 1, 2004, Preferred Investment Solutions Corp. (“Preferred”) acquired from Prudential Securities Group Inc. (“PSG”) all of the outstanding stock of PSFM. Immediately after such acquisition, PSFM was merged with and into Preferred. Accordingly, as of October 1, 2004 all of the board of directors and officers of PSFM resigned. Following Preferred’s acquisition of PSFM and its merger with and into Preferred, Preferred became the successor Managing Owner of Series E.

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

Up to $50,000,000 of limited interests in each Series (“Limited Interests”) were being offered (totaling $150,000,000) (“Subscription Maximum”) until each Series’ Subscription Maximum was met either through sale or exchange or until the Managing Owner suspended the offering of Limited Interests as discussed below. Interests were offered to investors who met certain established suitability standards, with a minimum initial subscription of $5,000 ($2,000 for an individual retirement account), although the minimum purchase for any single Series was $1,000. General Interests were also sold exclusively to the Managing Owner. Limited Interests and General Interests are sometimes collectively referred to as “Interests”.

Initially, the Limited interests for each Series were offered for a period of up to 180 days after the date of the Prospectus (“Initial Offering Period”) at $100 per interest. The subscription minimum of $5,000,000 for each Series was reached during the Initial Offering Period permitting Series D, E and F to commence trading operations. Series E completed its initial offering April 6, 2000 with gross proceeds of $5,157,459, which was fully allocated to commodities trading. Series E and F interests were offered until they substantially achieved their subscription maximum of $50,000,000 on the sale of Limited Interests during June 2003 and July 2003, respectively. In addition, since July 2003, the weekly offering of interests in Series D and Series F has been suspended. Accordingly, at this time, interests in Series E may not be offered or exchanged.

WORLD MONITOR TRUST II – SERIES E

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 1. ORGANIZATION (CONTINUED)

C.	The Offering (Continued)

The Managing Owner is required to maintain at least a 1% interest in the capital, profits and losses of each Series so long as it acting as the Managing Owner.

D.	The Trading Advisor

Each Series has its own independent commodity trading advisor that makes that Series’ trading decisions. The Managing Owner, on behalf of Series E, entered into an advisory agreement with Graham Capital Management, L.P. (the “Trading Advisor”) to make the trading decisions for Series E. The advisory agreement may be terminated for various reasons, including at the discretion of the Managing Owner. The Managing Owner has allocated 100% of the assets of Series E to the Trading Advisor.

E.	Exchanges, Redemptions and Termination

Interests owned in one series of the Trust (Series D, E or F) were exchangeable, without any charge, for Interests of one or more other Series on a weekly basis for as long as Limited Interests in those Series were being offered to the public. Exchanges were made at the applicable Series’ then current net asset value per Interest as of the close of business on the Friday immediately preceding the week in which the exchange request was effected. The exchange of Interests was treated as a redemption of Interests in one Series (with the related tax consequences) and the simultaneous purchase of Interests in the other Series. Series E and Series F are no longer offered to the public as those series substantially achieved their subscription maximums during June 2003 and July 2003, respectively. In addition, since July 2003, the offering of interests in Series D has been temporarily suspended. Accordingly, at this time, Interests may not be exchanged. Future redemptions and exchanges will impact the amount of funds available for investment in commodity contracts in subsequent periods.

Redemptions are permitted on a weekly basis.

In the event that the estimated net asset value per Interest of a Series at the end of any business day after adjustments for distributions and redemptions, declines by 50% or more since the commencement of trading activities or the first day of a fiscal year, the Series will automatically terminate.

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

The weighted average number of Limited and General Interests outstanding was computed for purposes of disclosing net income / (loss) per weighted average Limited and General Interest. The weighted average Limited Interests and General Interests are equal to the number of Interests outstanding at period end, adjusted proportionately for Interests redeemed based on their respective time outstanding during such period.

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

The SEC Staff Accounting Bulletin 108 (“SAB 108”) “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements”, which provides guidance on quantifying and evaluating the materiality of unrecorded misstatements. It is effective for the first annual period ending after November 15, 2006. Preferred as Managing Owner of Series E has evaluated the impact, if any, the implementation of SAB 108 may have on its financial statements. In Preferred’s opinion, no material unrecorded misstatements are in existence as of December 31, 2006 that would require a cumulative effect adjustment to the financial statements.

WORLD MONITOR TRUST II – SERIES E

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

A.	Basis of Accounting (Continued)

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. FIN 48 requires that Series E recognize in its financial statements, the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. Preferred as Managing Owner of Series E has evaluated the impact of adopting FIN 48 on Series E’s financial statements. In Preferred’s opinion as of December 31, 2006 FIN 48 has no material impact on Series E, as Series E’s tax position is based on established tax precedence for the tax treatment of investment partnerships as flow through tax entities.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. Series E is currently evaluating the impact of adopting SFAS No. 157 on its financial statements. At this time, the impact to Series E’s financial statements has not been determined.

Cash represents amounts deposited with clearing brokers, a portion of which is restricted for purposes of meeting margin requirements, which typically range from 0% to 35% of the notional amounts of the derivatives traded. Series E receives interest on all cash balances held by the clearing brokers at prevailing rates.

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

Series E’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other then the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than U.S. dollars are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in operations currently.

WORLD MONITOR TRUST II – SERIES E

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 3. FEES

A.	Organizational and General and Administrative Costs

Prudential Equity Group Inc. (“PEG”) or its affiliates paid the costs of organizing Series E and all costs of offering its Limited Interests and continued to pay the administrative costs incurred by the Managing Owner or its affiliates for services they performed for Series E through September 30, 2004. Preferred may engage third parties to perform such services for Series E. These services will be paid by Preferred to the extent they are not reimbursable by Series E. Administrative costs include, but are not limited to, those costs discussed in Note 4 below.

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

Prior to January 1, 2004, PSFM as Managing Owner, and the Trust entered into a brokerage agreement with PEG to act as commodity broker for each Series whereby Series E pays a fixed fee for brokerage services rendered at an annual rate of 6% of Series E’s net asset value. The fee is determined weekly and the sum of such weekly amounts is paid monthly. Series E is also obligated to pay all floor brokerage expenses, give-up charges and NFA, clearing and exchange fees incurred in connection with Series E’s commodity trading activities.

On January 1, 2004, PEG, a wholly owned subsidiary of PSG, transferred its Global Derivatives Division to Prudential Financial Derivatives LLC (“PFD”) and Pru Global Securities, LLC, two other indirect wholly-owned subsidiaries of PSG. In connection with this transfer, PEG assigned its brokerage agreement with Series E to PFD, a properly qualified futures commission merchant.

On October 1, 2004, an agreement was executed between Preferred and PFD, which amended and restated the brokerage commissions which were previously paid to PFD (at an annual rate of 6% of Series E’s net asset value) excluding transaction fee’s which will be paid to PFD. The agreement incorporates the previous PFD brokerage agreement’s terms, including the total fees paid by Series E.

WORLD MONITOR TRUST II – SERIES E

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 4. RELATED PARTIES

Series E reimburses the Managing Owner or its affiliates for services they performed for Series E, which included, but are not limited to: brokerage services; accounting and financial management; registrar, transfer and assignment functions; investor communications; printing and other administrative services. However, to the extent that general and administrative expenses exceeded 1.5% of Series E’s net asset value during the year (with a maximum of 0.5% attributable to other than legal and audit expenses) such amounts are borne by the Managing Owner and its affiliates. Additionally, PEG or its affiliates paid the costs of organizing Series E and all costs of organizing and offering Series E Interests.

The expenses incurred by Series E for services performed by the Managing Owner and its affiliates for Series E were:

	2006	2005	2004
Commissions	$1,630,907	$2,030,892	$2,570,762
General and administrative	25,180	14,797	91,866

	$1,656,087	$2,045,689	$2,662,628

Expenses payable to the Managing Owner and its affiliates as of December 31, 2006 and 2005 were $150,251 and $4,683, respectively.

Series E, acting through its Trading Advisor may execute over-the-counter, spot, forward and/or option foreign exchange transactions with its broker. The broker then engages in back-to-back trading with Prudential-Bache Global Markets Inc. (“PBGM”). PBGM attempts to earn a profit on such transactions. PBGM keeps its prices on foreign currency competitive with other interbank currency trading desks. All over-the-counter currency transactions are conducted between Series E and its broker pursuant to a line of credit. The broker may require that collateral be posted against the marked-to-market positions of Series E.

Note 5. INCOME TAX REPORTING

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

WORLD MONITOR TRUST II – SERIES E

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 6. DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS (CONTINUED)

Credit Risk (Continued)

The Managing Owner attempts to minimize both credit and market risks by requiring Series E and its Trading Advisor to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies which include, but are not limited to, executing and clearing all trades with creditworthy counterparties; limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the advisory agreement among Series E, the Managing Owner and the Trading Advisor, Series E shall automatically terminate the Trading Advisor if the net asset value allocated to the Trading Advisor declines by 40% from the value at the beginning of any year or since the commencement of trading activities. Furthermore, the Third Amended and Restated Declaration of Trust and Trust Agreement provides that Series E will liquidate its positions, and eventually dissolve, if Series E experiences a decline in the net asset value of 50% from the value at the beginning of any year or since the commencement of trading activities. In each case, the decline in net asset value is after giving effect for distributions, and redemptions. The Managing Owner may impose additional restrictions (through modifications of trading limitations and policies) upon the trading activities of the Trading Advisor as it, in good faith, deems to be in the best interest of Series E.

Series E’s futures commission merchant, in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission (“CFTC”) regulations to separately account for and segregate as belonging to Series E all assets of Series E relating to domestic futures trading and is not allowed to commingle such assets with its other assets. At December 31, 2006 and 2005, such segregated assets totaled $6,173,755 and $5,015,706, respectively. Part 30.7 of the CFTC regulations also requires Series E’s futures commission merchant to secure assets of Series E related to foreign futures trading which totaled $(1,242,325) and $25,772,044 at December 31, 2006 and 2005, respectively. There are no segregation requirements for assets related to forward trading.

At December 31, 2006, Series E’s open futures and forward contracts generally mature within six months.

WORLD MONITOR TRUST II – SERIES E

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 7. FINANCIAL HIGHLIGHTS

The following information presents performance per interest data and other supplemental financial data for the years ended December 31, 2006, 2005 and 2004. This information has been derived from information presented in the financial statements.

Per Interest Performance

(for an interest outstanding throughout the entire year)	2006	2005	2004
Net asset value per interest at beginning of year	$159.53	$184.94	$176.45

Net realized gain (loss) and change in net realized gain (loss) on commodity transactions (1)	11.64	(15.95)	26.63
Interest income (1)	8.12	4.93	2.22
Expenses (1)	(15.57)	(14.39)	(20.36)

Net increase (decrease) for the year	4.19	(25.41)	8.49

Net asset value per interest at end of year	$163.72	$159.53	$184.94

Total Return
Total return before incentive fees	2.62%	(13.74)%	7.65%
Incentive fees	0.00%	0.00%	(2.84)%

Total return after incentive fees	2.62%	(13.74)%	4.81%

Supplemental Data

Ratios to average net asset value:
Net investment (loss) before incentive fees (2)	(4.53)%	(5.95)%	(7.80)%
Incentive fees	0.00%	0.00%	(2.84)%

Net investment (loss) after incentive fees	(4.53)%	(5.95)%	(10.64)%

Interest income	4.94%	3.10%	1.30%

Incentive fees	0.00%	0.00%	2.84%
Other expenses	9.47%	9.05%	9.10%

Total expenses	9.47%	9.05%	11.94%

Total returns are calculated based on the change in value of an interest during the year. An individual interestholder’s total returns and ratios may vary from the above total returns and ratios based on the timing of additions and redemptions.

(1)

Interest income per interest and expenses per interest are calculated by dividing interest income and expenses by the weighted average number of interests outstanding during the year. Net realized gain (loss) and change in net unrealized gain (loss) on commodity transactions is a balancing amount necessary to reconcile the change in net asset value per interest with the other per interest information.

(2)	Represents interest income less total expenses (exclusive of incentive fees).